Exhibit 2.1
ASSET PURCHASE AGREEMENT
among
PEERLESS SYSTEMS CORPORATION,
PEERLESS DOCUMENT MANAGEMENT CORPORATION,
PRISM SOFTWARE CORPORATION
and
CERTAIN STOCKHOLDERS OF PRISM SOFTWARE CORPORATION
February 22, 2008

Table of Contents

Tab
ARTICLE 1: DEFINITIONS	1

1.1 Definitions	1
1.2 Accounting Terms	1

ARTICLE 2: PURCHASE AND SALE	1

2.1 Purchase and Sale of Assets	1
2.2 Assumption and Retention of Liabilities	3
2.3 Purchase Price; Deliveries; Escrow	5
2.4 Earnout Consideration	6
2.5 Allocation to Seller of the Purchase Price	9
2.6 Sale of Buyer.	9
2.7 Good Faith Obligations of Parent	10

ARTICLE 3: REPRESENTATIONS AND WARRANTIES CONCERNING SELLER AND THE KEY STOCKHOLDERS	10

3.1 Authority and Capacity	10
3.2 Execution and Delivery; Enforceability	10
3.3 Noncontravention	10
3.4 Legal Proceedings	11
3.5 Organization and Good Standing	11
3.6 Other Ventures	11
3.7 Financial Statements	12
3.8 Absence of Undisclosed Liabilities	12
3.9 Absence of Certain Changes or Events	12
3.10 Taxes	14
3.11 Employees	15
3.12 Employee Benefit Plans and Other Compensation Arrangements	16
3.13 Environmental Matters	17
3.14 Permits; Compliance with Laws	18
3.15 Real and Personal Properties	18
3.16 Intellectual Property	20
3.17 Business Contracts	23
3.18 Litigation	24
3.19 Product Warranty and Product Liability	24
3.20 Customers	24
3.21 Insurance	25
3.22 Indebtedness	25
3.23 Related Party Transactions	25
3.24 Sufficiency of Assets	25
3.25 Brokerage	25

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Tab
3.26 Acquisition Entirely for Own Account	26
3.27 Disclosure of Information	26
3.28 Investment Experience	26
3.29 Representations Complete	26
3.30 Representations of the Key Stockholders	26

ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER	27

4.1 Authority and Capacity	27
4.2 Execution and Delivery; Enforceability	27
4.3 Noncontravention	27
4.4 Organization, Standing and Power	28
4.5 SEC Reports; Financial Statements	28
4.6 Parent Common Stock	28

ARTICLE 5: CLOSING CONDITIONS; DELIVERIES	28

5.1 Conditions to the Buying Parties’ Obligations	28
5.2 Conditions to Seller’s Obligations	30

ARTICLE 6: THE CLOSING	31

ARTICLE 7: COVENANTS AND AGREEMENTS	31

7.1 Miscellaneous Covenants	31
7.2 Restrictive Covenants	32
7.3 Discharge of Liabilities	34
7.4 Maintenance of Corporate Existence; Restriction on Distribution	34
7.5 Employee Matters	35
7.6 Notification; Updates to Seller Schedules	36
7.7 Management Fee	37
7.8 Management of Buyer	37
7.9 Line of Credit	37
7.10 Registration Matters, etc	38
7.11 Pre-Closing Loans	39
7.12 Tax Clearance Certificates and Releases	39
7.13 Bulk Sales Compliance	39
7.14 Transfer of Software	39

ARTICLE 8: INDEMNIFICATION	39

8.1 Indemnification of Buyer	39
8.2 Indemnification of Seller and Key Stockholders	40
8.3 Limitations on Indemnification	40
8.4 Procedures Relating to Indemnification of the Buyer Indemnitees	42
8.5 Procedures Relating to Indemnification of the Seller Indemnitees	43
8.6 Exclusive Remedy	43

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Tab
ARTICLE 9: TERMINATION	44

9.1 Termination	44
9.2 Effect of Termination	44

ARTICLE 10: CERTAIN DEFINITIONS	45

ARTICLE 11: CONSTRUCTION; MISCELLANEOUS PROVISIONS	54

11.1 Notices	54
11.2 Entire Agreement	55
11.3 Modification	55
11.4 Binding Effect	55
11.5 Headings	55
11.6 Number and Gender; Inclusion	55
11.7 Counterparts	55
11.8 Third Parties	56
11.9 Time Periods	56
11.10 Governing Law	56
11.11 Dispute Resolution	56

Exhibits
Exhibit A	Escrow Agreement
Exhibit B	Bill of Sale
Exhibit C	Assignment and Assumption Agreement
Exhibit D	Legal Opinion

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into on February 22, 2008, by and among (a) Peerless Systems Corporation, a Delaware corporation (“Parent”), (b) Peerless Document Management Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Buyer,” and together with Parent, the “Buying Parties”), (c) Prism Software Corporation, a Delaware corporation (“Seller”) and (d) solely for purposes of Sections 3.30 and 7.2 of this Agreement, Conrad von Bibra and Carl von Bibra (the “Key Stockholders”).
RECITALS
     WHEREAS, Seller develops and sells products, and provides services related to electronic document formation, document management, and print stream conversion solutions (the “Business”); and
     WHEREAS, except for the Excluded Assets, the Buying Parties wish to purchase from Seller, and Seller wish to sell to the Buying Parties, substantially all of the assets of Seller related to the Business, upon and subject to the terms and conditions set forth in this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
ARTICLE 1: DEFINITIONS
     1.1 Definitions. Certain terms used in this Agreement shall have the meanings set forth in Article 10, or elsewhere herein as indicated in Article 10.
     1.2 Accounting Terms. Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under GAAP except as may otherwise be specified herein.
ARTICLE 2: PURCHASE AND SALE
     2.1 Purchase and Sale of Assets.
          (a) Purchased Assets. Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer hereby purchases and acquires from Seller (the “Sale”), free and clear of all Liens, all of Seller’s right, title and interest in and to all of the assets and properties of the Business as of the Closing Date (whether personal or mixed, used, owned or leased, tangible or intangible, of every kind and description), wherever located and whether or not such assets and properties are reflected on the books and records of Seller or the Business (collectively, the “Purchased Assets”); provided, however, that the Purchased Assets do not and shall not include those assets and properties expressly identified in Section 2.1(b) (the “Excluded Assets”).

Except to the extent constituting an Excluded Asset, the Purchased Assets shall include, but not be limited to, all of Seller’s right, title and interest in and to the following:
          (i) all Intellectual Property Rights of Seller, including all Seller Owned IP and Seller Licensed IP; including all of the following with respect to Software, which shall be delivered in accordance with Section 7.14, (i) the full Source Code thereto, (ii) all versions and releases thereof, and all full or partial copies of any thereof, including all backup or archival copies;
          (ii) [intentionally omitted]
          (iii) all manuals, notes, reports, documentation, flow charts, specifications, templates, files (whether electronic or otherwise but excluding any software-related files), diagrams, work papers, programmers’ notes or other data, information or materials necessary for the proper use of any of the Purchased Assets (including with respect to developing, maintaining, testing, enhancing, supporting or correcting defects in any of the Purchased Assets);
          (iv) all machinery, apparatus, furniture and fixtures, materials, supplies, tools and other equipment or property of every type whether now owned, leased, used or held for use or hereafter owned, leased, used or held for use by Seller in connection with operation of the Business;
          (v) all inventory, including all merchandise, raw materials, work in progress, finished products and other tangible personal property held for sale by Seller (the “Inventory”);
          (vi) all of the rights and interests arising under or in connection with any Assumed Contracts, plus all rights of Seller under all Contracts, licenses, instruments or other rights to use the Intellectual Property Rights of third parties that are held by Seller;
          (vii) all prepaid expenses of the Business as of the Closing Date;
          (viii) all of the rights and interests in any sales data, customer lists, information relating to customers, suppliers’ names, mailing lists, and, if any, advertising matter and all rights thereto, of the Business;
          (ix) all of the books and records of the Business relating to the Purchased Assets, suppliers, vendors or customers of the Business;
          (x) all of the rights and interests of Seller in any Permits, unemployment compensation, workers’ compensation and other credits, reserves or deposits with applicable Governmental Authorities;
          (xi) all of the rights and interests of the Business in, to and under any third party warranties;

          (xii) all goodwill associated with the Business as a going concern, including, but not limited to all informal relationships with the Business’ suppliers; and
          (xiii) any other assets (whether owned, leased, licensed, etc.) of Seller currently used in the operation of the Business.
          (b) Excluded Assets. The Excluded Assets shall include only the following:
          (i) all cash, cash equivalents and short-term investments of Seller;
          (ii) all of the accounts receivable of Seller as of the Closing Date, a full and final summary of which shall be provided by Seller to the Buying Parties two Business Days prior to the Closing Date;
          (iii) all of Seller’s rights pursuant to this Agreement;
          (iv) Seller’s articles of incorporation, corporate charter and all accompanying corporate documents filed with the California Secretary of State, corporate seals, minute books, stock books and other corporate records having to do with the corporate organization and capitalization of Seller and all Tax Returns; provided, however, that copies of such Tax Returns shall be provided to Buyer at the Closing (if not already provided prior thereto) (the “Excluded Records”);
          (v) All bank and other depository accounts and safe deposit boxes of Seller;
          (vi) All refunds of Taxes with respect to real or personal property used or owned by Seller with respect to all tax period or portions thereof ending on or prior to the Closing Date, and all refunds of any other Taxes;
          (vii) all claims, deposits, prepayments, guarantees, refunds, causes of action, rights of recovery, rights of set off and rights of recoupment of every kind and nature arising before, on or after the Closing Date which are not included as a Purchased Asset pursuant to Section 2.1(a);
          (viii) all actions, demands, rights and privileges against third parties that relate to any of the Excluded Assets or Excluded Liabilities, including actions and rights under insurance policies related thereto;
          (ix) assets of Seller related to any Company Plan, except and to the extent expressly assumed by Buyer under Section 2.2(a)(iii); and
          (x) all shares of capital stock of Seller or any subsidiary of Seller.
     2.2 Assumption and Retention of Liabilities.
          (a) Assumed Liabilities. In connection with the purchase and sale of the Purchased Assets, Buyer shall only assume the following obligations and liabilities of Seller (the

“Assumed Liabilities”), provided, however, that the Assumed Liabilities do not and shall not include those obligations and liabilities of Seller set forth in Section 2.2(b) (the “Retained Liabilities”):
          (i) all liabilities and obligations of Seller arising on and after the Closing Date under the Assumed Contracts; provided, however, that the Assumed Liabilities shall not include any liabilities or obligations arising out of any breach by Seller on or prior to the Closing of any provision of any such Contract, including but not limited to, liabilities or obligations arising out of Seller’s failure to perform under any such Contract in accordance with its terms prior to the Closing;
          (ii) all product warranty obligations disclosed on Schedule 3.19 of the Seller Schedules as of the date hereof; and
          (iii) all vacation time accrued as of the Closing Date by the Transferred Employees to the extent included in the Acquisition Balance Sheet or accrued in the ordinary course, consistent with past practice, since the date of the Acquisition Balance Sheet.
          (b) Retained Liabilities. Notwithstanding anything in this Agreement to the contrary, any disclosure contained herein or made pursuant hereto, anything otherwise known to Buyer, Buyer does not assume and will not become responsible for any liability or obligation (whether known or unknown) of Seller except the Assumed Liabilities. Without limiting the generality of the foregoing, the following are included among the liabilities of Seller which Buyer does not expressly or impliedly assume:
          (i) all accounts payable of Seller;
          (ii) all Indebtedness of Seller;
          (iii) all liabilities of Seller with respect to any expenses relating to the transactions contemplated by this Agreement;
          (iv) all liabilities of Seller with respect to all Taxes for all periods, whether arising before the Closing Date, including, but not limited to, all Transfer Taxes resulting from or payable in connection with the sale of the Purchased Assets pursuant to this Agreement;
          (v) all liabilities of Seller with respect to any pending, threatened or unasserted litigation, claim, demand, investigation or proceeding including, without limitation, liabilities relating to the Leased Real Property or to the Excluded Assets, and liabilities relating to any Tax owed or alleged to be owed to any Governmental Authority with respect to matters which occurred prior to the Closing Date;
          (vi) any liability or obligation to or in respect of any employees or former employees of Seller except as specifically set forth in Section 2.2(a)(iii);

          (vii) any obligation or liability of Seller incurred in connection with the execution, delivery or performance of this Agreement; and
          (viii) all liabilities of Seller which are attributable to non-compliance with applicable Laws.
     2.3 Purchase Price; Deliveries; Escrow. As consideration for the Purchased Assets (the “Consideration”), in addition to any Earnout Consideration payable to Seller pursuant to Section 2.4, the following payments and distributions will be made at Closing by Parent:
          (a) $1,750,000 in immediately available funds (the “Closing Cash”) will be delivered via wire transfer to Seller’s Account, (x) less an amount equal to the Indebtedness evidenced by the Payoff Letters, plus (y) an amount equal to the proceeds from the Pre-Closing Loan Reimbursable Proceeds.
          (b) A number of shares of Parent Common Stock equal to either (x) 526,000 shares, if the Closing Market Price is $2.85 or less or (y) the amount determined by dividing $1,499,100 by the Closing Market Price if the Closing Market Price is greater than $2.85, rounded up or down to the nearest whole share (in either case, the “Closing Shares”) will be placed into an escrow account (the “Escrow Fund”) with LaSalle Bank National Association, as escrow agent (the “Escrow Agent”) pursuant to an Escrow Agreement signed by Buyer, Seller and Escrow Agent in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”), in order to secure payment of the Buying Parties’ right to indemnification under Article 8 of this Agreement. Subject to the last sentence of this paragraph, the Closing Shares shall remain in the Escrow Fund until the later to occur of (i) thirty (30) days following the end of the calendar month in which Total Net Income (as defined in Section 2.4), calculated on a monthly basis, first exceeds $275,000 and (ii) the 12 month anniversary of the Closing Date (in either case, the “Escrow Period”). For avoidance of doubt, Total Net Income shall be calculated on a cumulative basis beginning on the first day of the Measurement Period (as defined in Section 2.4), and any losses incurred during the Measurement Period (before the date that cumulative Total Net Income has exceeded $275,000) shall be deducted from Total Net Income. If Total Net Income calculated on a cumulative basis does not exceed $275,000 by the end of the Measurement Period, the Closing Shares shall be released from the Escrow Fund to Parent. At any time during the Escrow Period, Buyer may, in its sole discretion, instruct the Escrow Agent to release all of the Closing Shares then remaining in the Escrow Fund to Seller, provided, that all Closing Shares released to Seller shall, on the date of such release (the “Escrow Release Date”) be Unrestricted Shares.
          (i) If the Closing Shares on the Escrow Release Date have a value less than $1,499,100 (based on the Thirty Day VWAP as of the Trading Day immediately preceding the Escrow Release Date), then Parent shall pay the difference between such value and $1,499,100 (minus the value of any indemnification claims made by Buyer pursuant to Article 8 hereof, whether settled or pending, as of the Escrow Release Date) in immediately available funds via wire transfer to Seller’s Account. Any such payment shall be made within two (2) Trading Days following the Escrow Release Date.

          (ii) If the Closing Shares on the Escrow Release Date have a value greater than $1,499,100 (based on the Thirty Day VWAP as of the Trading Day immediately preceding the Escrow Release Date), then the difference between such value and $1,499,100 shall decrease the Earnout Consideration, if any, pursuant to Section 2.4(c).
          (c) The Closing Cash, plus the value of the Closing Shares released to Seller (as determined on the date or dates of release thereof to the Seller) are collectively referred to herein as the “Net Closing Consideration.”
          (d) At the Closing, Buyer shall, on behalf of Seller, cause the Indebtedness evidenced by the Payoff Letters to be repaid in full to the party or parties entitled thereto pursuant to the Payoff Letters.
     2.4 Earnout Consideration.
          (a) Seller shall be entitled to additional consideration for the Purchased Assets if Buyer meets certain targets, as set forth below (the “Earnout Consideration”).
          (b) For purposes of this Section 2.4, the following terms shall have the following respective meanings:
          (i) “Allocated Expenses” means the costs and expenses of Parent allocated to Buyer during the Measurement Period within the following categories: legal, finance, engineering, sales and marketing and senior management, inclusive of any fees for services performed by Parent employees on behalf of Buyer that exceed the aggregate Annual Management Fees for the Measurement Period. Parent shall only allocate to Buyer those expenses that, in its reasonable judgment, are related to the business and operations of Buyer.
          (ii) “Applicable Multiplier” shall be the number in the second column of Table 2.4 that corresponds to Total Net Income.
          (iii) “Measurement Period” shall mean the three year period beginning on the first day of the full calendar month following the Closing Date.
          (iv) “Measurement Year” means each consecutive twelve month period beginning on the first day of the Measurement Period and each anniversary thereof.
          (v) “Total Net Income” shall mean Buyer’s total net income for the Measurement Period. Total Net Income shall be determined in accordance with GAAP, but shall exclude all non-cash charges, including, without limitation, depreciation, amortization and accounting charges, and charges relating to equity compensation.
          (c) The Earnout Consideration shall be equal to an amount determined by multiplying Total Net Income by the Applicable Multiplier, and subtracting from the resulting product the Net Closing Consideration. Notwithstanding anything to the contrary herein, if Total Net Income is less than $4,337,000, the Earnout Consideration shall be zero, and if Total Net

Income is greater than $10,842,500, then the Earnout Consideration shall be reduced on a dollar for dollar basis by Allocated Expenses.
Table 2.4:

Total Net Income	Multiplier
(in dollars)
Equal to or greater than 4,337,000 and less than 4,770,700	1.0
Equal to or greater than 4,770,700 and less than 5,204,400	1.2
Equal to or greater than 5,204,400 and less than 5,638,100	1.4
Equal to or greater than 5,638,100 and less than 6,071,800	1.6
Equal to or greater than 6,071,800 and less than 6,505,500	1.8
Equal to or greater than 6,505,500 and less than 6,939,200	2.0
Equal to or greater than 6,939,200 and less than 7,372,900	2.2
Equal to or greater than 7,372,900 and less than 7,806,600	2.4
Equal to or greater than 7,806,600 and less than 8,240,300	2.6
Equal to or greater than 8,240,300 and less than 8,674,000	2.8
Equal to or greater than 8,674,000	3.0
Examples of the calculation of the Earnout Consideration are set forth on Schedule 2.4 attached hereto.
          (d) Any Earnout Consideration payable hereunder shall be paid, at the option of the Buying Parties, in immediately available funds by wire transfer to Seller’s Account, shares of Parent Common Stock or any combination thereof, provided, that the total number of shares of Parent Common Stock issued to Seller pursuant to this Agreement may not exceed 14.99% of the total number of outstanding shares of Parent Common Stock as of the Closing Date. Any shares of Parent Common Stock issued pursuant to this Section 2.4 are referred to herein as “Earnout Shares.” Earnout Shares shall be Unrestricted Shares, and shall be valued based on the Thirty Day VWAP as of the Trading Day immediately preceding the issuance of the Earnout Shares.
          (e) Seller acknowledges (i) that as the sole stockholder of Buyer after the Closing, Parent and its designees to the board of directors of Buyer will have the power and right to control all aspects of the business and operations of Buyer, including without limitation, hiring, firing and compensation of employees, the pricing and terms of sale of all products and services, whether and to what extent to advertise or promote such products and services, the making or not of capital expenditures, the settlement or not of claims and the management of all litigation and disputes with third parties (including suppliers, customers, competitors, employees, consultants and agents); (ii) that Parent and its designees to the board of directors of Buyer, will have the power and the right to determine if Buyer should be sold to a third-party, subject to Section 2.6 below; (iii) that Parent and its designees to the board of directors of Buyer intend to exercise or refrain from exercising such power and right as they may deem appropriate and in the best overall interests of Buyer and its Subsidiaries as a whole taking into account their respective conditions and prospects from time to time (rather than the best interest of Buyer as a separate entity); and (iv) that any of the above actions may materially reduce Seller’s ability to receive any payment pursuant to this Section 2.4; provided, that in each case Parent covenants and agrees from the Closing Date through the end of the Measurement Period (A) not to take any action the purpose of which is to reduce or eliminate either the payment obligations provided for by this Section 2.4 or the obligation to release the Closing Shares to Seller, (B) to refrain from any action or omission a purpose of which is to divert sales from Buyer to Parent or another Affiliate of Parent, (C) to maintain the separate legal existence of Buyer, (D) to maintain separate books and records of Buyer such that the parties can accurately calculate Total Net Income, (E) to provide access to such books and records to Seller, its accountants and other representatives during normal business hours and upon reasonable notice and (F) to use commercially reasonable efforts to conduct the Business in substantially the same manner in which the Business was conducted by Seller.
          (f) The Buying Parties shall provide, or cause its independent auditors to provide, Seller with the amount of Total Net Income, Allocated Expenses and Earnout Consideration together with all financial statements and reports prepared by the Buying Parties and their independent auditors supporting such calculation for the Measurement Period (the “ Final Supporting Statements”). The Final Supporting Statements shall be provided to Seller as soon as practicable after the end of the Measurement Period, but in no event later than one hundred twenty (120) days after the end of the Measurement Period. In addition, the Buying Parties shall provide, or cause their independent auditors to provide Seller, (x) for each Measurement Year in the Measurement Period, the amount of Total Net Income and Allocated Expenses, together with an analysis in reasonable detail supporting such calculation as soon as practicable, but in no event later than one hundred twenty (120) days after the end of each Measurement Period; and (y) for each calendar month of the Measurement Period, an estimate of the amount of the Total Net Income earned to date, as soon as practicable, but in no event later than thirty (30) days after the end of each such calendar month (collectively, the “Interim Supporting Statements”). If after receipt of the Final Supporting Statements, Seller wishes to dispute the amount of Total Net Income, Allocated Expenses or Earnout Consideration, Seller shall notify Parent and Buyer in writing with a reasonable description of the basis for such disagreement, together with its calculation of the Earnout Consideration, within sixty (60) days of receipt of the Supporting Statements (an “Earnout Dispute Notice”). If Seller does not provide an Earnout Dispute Notice by the end of such period with respect to the Final Supporting Statements, or notifies Parent that it accepts the calculation, the Buying Parties shall pay Seller the Earnout Consideration within ten (10) days thereafter. If, after receipt of an Interim Supporting Statement, Seller wishes to dispute the amount of Total Net Income (for the purpose of determining whether cumulative Total Net Income has exceeded $275 million), Seller shall notify Parent and Buyer in writing with a reasonable description of the basis for such disagreement, together with its calculation of cumulative Total Net Income, within sixty (60) days of receipt of such Supporting Statement (a “Cumulative Total Net Income Dispute Notice”).
          (g) For a period of thirty (30) days following receipt of an Earnout Dispute Notice or a Cumulative Total Net Income Dispute Notice, Buying Parties and Seller shall in good faith attempt to resolve the dispute. If Buying Parties and Seller are unable to resolve the applicable dispute within thirty (30) days after Seller delivers such notice, either Buying Parties or Seller may, by written notice to the other, demand that such dispute be resolved by a nationally recognized firm of independent public accountants that is independent from Buying Parties and Seller, selected by Buying Parties and reasonably acceptable to Seller (the “Independent Firm”). The Independent Firm shall deliver to Buying Parties and Seller a written determination of the Total Net Income, Earnout Consideration and if applicable, the Allocated Expenses for the Measurement Period, (or in the case of a Cumulative Total Net Income Dispute Notice, a written determination of the cumulative Total Net Income), such determination shall be deemed final, binding and conclusive (absent fraud or mathematical error).
          (h) The costs and expenses for the services of the Independent Firm shall be borne by the party or parties whose calculation of Earnout Consideration (or cumulative Total Net Income, as the case may be) is furthest from the determination of Earnout Consideration (or cumulative Total Net Income, as the case may be) made by the Independent Firm.
          (i) For avoidance of doubt, all covenants and obligations of Buyer in this Section 2.4 shall expire at either the end of the Measurement Period if there is no Earnout Consideration, or upon final determination and payment of such amount in accordance with Sections 2.4(f) through 2.4(h), as applicable.
     2.5 Allocation to Seller of the Purchase Price. On or before the Closing Date, Buyer shall deliver to Seller a schedule setting forth the allocation of consideration among the Purchased Assets consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state and local law, as appropriate) (the “Allocation Schedule”). The Allocation Schedule will be prepared based on appraisals of the Purchased Assets conducted by an independent third party appraiser selected by Buyer and reasonably acceptable to Seller, copies of which will be delivered to Seller together with the Allocation Schedule. To the extent the consideration for the Purchased Assets is adjusted, Buyer shall deliver to Seller, an amended Allocation Schedule to reflect such adjustments. Buyer and Seller shall each timely prepare and file their Tax Returns (including, but not limited to IRS Form 8594 and auxiliary schedules thereto, or any successor form) on the basis of such Allocation Schedule, as it may be amended, and neither Buyer nor Seller shall take a Tax Return position inconsistent with such Allocation Schedule unless required to do so by applicable law.
     2.6 Sale of Buyer. In the event that, during the Measurement Period, (i) Parent sells all or substantially all the capital stock of Buyer, (ii) Buyer disposes of all or substantially all of the assets of Buyer, or (iii) Buyer merges or consolidates with another entity, in which Buyer is not the surviving entity, then the party purchasing such stock or assets, or surviving such merger shall, as a condition precedent to such purchase or merger, assume all obligations of the Buying Parties set forth in Section 2.4 and 2.7; provided, however, that neither Parent nor Buyer may effect any such sale or merger transaction unless the acquirer has the ability (from a financial perspective) to make any and all payments of Earnout Consideration when and if due. In the event of a sale or merger involving less than all or substantially all the assets of Buyer, and such sale or merger interferes with the Business in a manner reasonably likely to reduce or diminish Earnout Consideration, the parties shall make an equitable adjustment to preserve Seller’s rights in the Earnout Consideration. In the event that, during the Measurement Period, (i) Parent sells all or substantially all the capital stock of Buyer, (ii) Buyer disposes of all or substantially all of the assets of Buyer, or (iii) Buyer merges or consolidates with another entity (other than an Affiliate of Peerless), in which Buyer is not the surviving entity, then the Closing Shares, if not theretofore released from escrow, shall be immediately released to Seller.
     2.7 Good Faith Obligations of Parent. Parent acknowledges that the Earnout Consideration is a significant factor in the decision of Seller to enter into this Agreement, and it shall at all times act in good faith with respect to its obligations set forth herein.
ARTICLE 3: REPRESENTATIONS AND WARRANTIES CONCERNING SELLER AND THE KEY STOCKHOLDERS
          Except as otherwise specifically set forth in the disclosure schedules delivered to the Buying Parties contemporaneously with the execution and delivery of this Agreement (the “Seller Schedules”), Seller represents and warrants to the Buying Parties (as to the matters set forth in Sections 3.1 through 3.29) as follows:
     3.1 Authority and Capacity. Seller possesses all requisite legal right, power, authority and capacity to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by Seller, and consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action of Seller.
     3.2 Execution and Delivery; Enforceability. This Agreement has been, and each other document, instrument or agreement to be executed and delivered by Seller in connection herewith will upon such delivery be, duly executed and delivered by Seller, and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity (collectively, the “Enforceability Exceptions”). Seller is not a party to, subject to, or bound by any Order of any Governmental Authority, or any agreement which would prevent (a) the execution or delivery of this Agreement by Seller, or (b) the sale of Purchased Assets to Buyer.
     3.3 Noncontravention.
          (a) Except as set forth on Schedule 3.3 of the Seller Schedules: (i) Seller is not required to submit any notice, report or other filing with any Governmental Authority in connection with its execution, delivery or performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller, in connection herewith, (ii) such execution, delivery and performance will not result in a breach or violation of, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or give rise to a right of any party to accelerate, amend, modify or terminate, or require payments under, or require the authorization, consent or approval from any third party or result in the creation of any Lien upon the Purchased Assets pursuant to any agreement to which Seller is a party, and (iii) no consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller, in connection herewith or the consummation of the transactions contemplated hereby or thereby.
          (b) The execution and delivery by Seller of this Agreement and any other document, instrument or agreement to be executed and delivered by Seller in connection herewith and the consummation by Seller of the transactions contemplated hereby and thereby will not (i) conflict with or violate the Organizational Documents of Seller, or (ii) conflict with or violate any Laws applicable to Seller or the operation of the Business, as applicable, or by which any of its properties or assets, including, without limitation the Purchased Assets, are bound or are subject.
     3.4 Legal Proceedings. There is no Order and no action, suit, arbitration, proceeding, investigation or claim of any kind whatsoever, at Law or in equity, pending or, to Seller’s Knowledge, threatened against Seller, which would give a third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Seller from complying with the terms and provisions of this Agreement.
     3.5 Organization and Good Standing. Seller is a corporation organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. Seller has all requisite power and authority to own and lease its assets and to operate the Business as the same are now being owned, leased and operated. Seller is duly qualified or licensed to do business as a foreign corporation or foreign entity in, and is in good corporate standing in, each jurisdiction in which the nature of the Business or its ownership of its properties requires it to be so qualified or licensed, except where failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect. Schedule 3.5 of the Seller Schedules sets forth a true and complete list of (a) all jurisdictions in which Seller is qualified or licensed to do business as a foreign corporation or foreign entity, and (b) all powers of attorney granted by Seller to any third party that are currently in effect. All necessary corporate action on the part of Seller with respect to the consummation of the transactions contemplated hereby has been taken. Seller has delivered to Buyer a true, complete and correct copy of its Organizational Documents, each as currently in effect and reflecting any and all amendments thereto, for Seller. Each of the Organizational Documents of Seller is in full force and effect, and Seller is not in violation of any provision thereof.
     3.6 Other Ventures. Immediately after Closing, Seller will not own of record or beneficially any equity interest in any other Person engaged directly or indirectly in the Business (other than up to 1% of the outstanding shares of any publicly traded entity), whether as a partner, member or record or beneficial owner of any partnership, limited liability company, foreign entity, joint venture or similar entity, arrangement or agreement.

     3.7 Financial Statements. Attached to Schedule 3.7 of the Seller Schedules are true and complete copies of (i) the audited financial statements of Seller as of and for the fiscal year ended December 31, 2005, (ii) the unaudited financial statements of Seller as of and for the fiscal year ended December 31, 2006 and (iii) the unaudited financial statements of Seller as of and for the fiscal year ended December 31, 2007 (collectively, the “Seller Financial Statements”). The Seller Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the assets, liabilities and financial position of Seller as of the dates indicated and the results of operations for the periods then ended, except, with respect to the interim financial statements, (A) normal year end adjustments or adjustments which are not material, individually or in the aggregate, and (B) the absence of disclosures normally made in footnotes. The Seller Financial Statements are true, correct, and complete in all material respects.
     3.8 Absence of Undisclosed Liabilities. Seller’s balance sheet, dated as of December 31, 2007, is herein referred to as the “Acquisition Balance Sheet.” Seller does not have any debt, liabilities or obligations whatsoever (whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of transactions entered into prior to the Closing Date, any action or inaction on the part of Seller prior to the Closing Date, or any state of facts existing prior to the Closing Date other than those: (i) specifically reflected on and fully reserved against in the Acquisition Balance Sheet; or (ii) incurred in the ordinary course of business since the date thereof.
     3.9 Absence of Certain Changes or Events. Except as set forth on Schedule 3.9 of the Seller Schedule, since January 1, 2006: (i) Seller has conducted the Business only in the ordinary course consistent with past practice and has used commercially reasonable efforts to keep available the services of Seller’s employees and preserve its relationship with suppliers and customers of the Business; and (ii) there has not been any event, occurrence, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since January 1, 2006, except as set forth in any disclosure schedule, including, without limitation, Schedule 3.9 of the Seller Schedules:
          (a) Seller has not incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any Lien, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has had or is reasonably likely to have a Material Adverse Effect;
          (b) there has not been any change in the Tax reporting or accounting policies or practices of the Business, including practices with respect to (i) depreciation or amortization polices or rates, or (ii) the payment of accounts payable or the collection of accounts receivable and Seller has not settled or compromised any Tax liability or made or rescinded any Tax election;
          (c) Seller has not (i) created or incurred any Indebtedness other than pursuant to the agreements, notes and instruments described on Schedule 3.22 of the Seller Schedules, (ii) assumed, guaranteed, or endorsed the Indebtedness of any other Person, or (iii) canceled any debt owed to it or released any claim possessed by it, other than in the ordinary course of business;
          (d) Seller has not suffered any theft, damage, destruction or loss (without regard to any insurance) of or to any tangible asset of Seller used in the Business which had or may have a Material Adverse Effect on the Business, or its operations, assets, or properties used in the Business, including an item or items having a value in excess of Twenty Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate;
          (e) Seller has not (i) made, granted, or committed to make or grant: (A) any bonus or any wage, salary or compensation increase to any (y) director or officer, or (z) employee (other than in the ordinary course of business consistent with past practice), independent contractor or consultant, or (B) an increase of any benefit provided under any Company Plan, (ii) adopted, amended or terminated any employee benefit plan, program or arrangement, or (iii) entered into, amended or terminated any employment agreement, deferred compensation arrangement, collective bargaining agreement or other similar arrangement with any of its current or prospective directors, officers, employees or independent contractors, consultants;
          (f) Seller has not sold, assigned, transferred, licensed, mortgaged, pledged or subjected to any Lien, or has committed to sell, assign, transfer, license, mortgage, pledge or subject to any Lien, any tangible or intangible assets which would have been included in the Purchased Assets, except for sales of inventory in the ordinary course of business;
          (g) Seller has not purchased or leased, or has committed to purchase or lease, any asset for an amount in excess of Twenty Five Thousand Dollars ($25,000) alone or in the aggregate, except purchases of inventory and supplies in the ordinary course of business, consistent with past practice;
          (h) Seller has not made or authorized any capital expenditures or commitment for capital expenditures in an amount more than Twenty Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate for additions to properties, plant, equipment, or intangible capital assets or aggregate capital expenditures and commitments, other than those capital expenditures or commitments therefore made or authorized in the ordinary course of business;
          (i) Seller has not engaged in any transactions with, or entered into any Contract with, any Affiliates of Seller, except to the extent required by Law or any then existing agreements;
          (j) Seller has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any stockholder, or any director, officer, partner, or Affiliate of Seller, except with respect to payments to, and reimbursement of, fees and expenses of employees, directors and officers of Seller in the ordinary course of business;

          (k) Seller has not amended, canceled, terminated, relinquished, waived or released any Contract or right, except in the ordinary course of business or which would not be material to Seller taken as a whole;
          (l) Seller has not granted any license or sublicense of any rights under or with respect to any Seller IP, other than in the ordinary course of business;
          (m) Seller has not instituted or settled any action, claim, suit or proceeding that involved more than Ten Thousand Dollars ($10,000);
          (n) Seller has not entered into any transaction which could reasonably be expected to have a Material Adverse Effect; or
          (o) Seller has not agreed to take any of the actions described in sub-clauses (a) through (n) above.
     3.10 Taxes(i) .
          (a) All Tax Returns required to be filed in connection with the operations, income or assets of Seller in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any duly obtained extensions of time in which to make such filings) have been duly and timely filed and are true and complete in all material respects and all such Taxes have been paid.
          (b) Except as set forth on Schedule 3.10(b) of the Seller Schedules, no deficiency, delinquency or default for any Taxes relating to the Seller or Seller’s receipts, income, sales, transactions or other business activities has been claimed, proposed or assessed against Seller, nor has Seller received notice of any such deficiency, delinquency or default; and there is no audit, examination, investigation, claim, assessment, action, suit, proceeding, lien or encumbrance in effect, pending or, to the Knowledge of Seller, proposed by any tax authority with respect to any such Taxes or with respect to any Tax Return of Seller.
          (c) Seller has properly and timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person and has complied with the rules and regulations relating to the withholding and remittance of Taxes.
          (d) No extension or waiver of any statute of limitations has been requested of or granted by Seller with respect to any Tax for any period, and no extension or waiver of time within which to file any Tax Return has been requested by or granted to Seller.
          (e) No claim has been made by any Taxing Authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.
          (f) Seller has not executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with, any Taxing Authority, relating to material Taxes, including any IRS private letter rulings or comparable rulings of any Taxing Authority and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any Law.
          (g) Seller has not been a member of an affiliated group filing a consolidated federal income Tax Return, or incurred any liability for the Taxes of any Person under Treasury Regulation §1.1502-6; under any provision of state, local or foreign law similar to Treasury Regulation §1.1502-6; as a transferee or successor, by contract, or otherwise.
          (h) Seller is not obligated to make any payments, nor is a party to any agreement that under any circumstances could obligate Seller to make any payments, that are not or would not be deductible under IRC § 162(n) or IRC §280G.
          (i) None of the assets of Seller consists of or secures any indebtedness the interest on which is exempt from Income Tax; is “tax-exempt use property” within the meaning of IRC §168(h); or will as of the Closing Date be subject to any “safe harbor lease” within the meaning of former Section 168(f)(8) of the Internal Revenue Code of 1954.
          (j) Seller is an accrual method taxpayer.
          (k) Schedule 3.10(k) lists all section 197 intangibles (as defined in Code Section 197) held or used by Seller at any time during the period beginning July 25, 1991 and ending August 10, 1993 (“Schedule 3.10 Intangibles”). The user of all Schedule 3.10 Intangibles will change on the Closing Date as part of the transaction contemplated hereby. None of the Schedule 3.10 Intangibles were held or used by any person on or before July 25, 1991. Seller is not related to Buyer within the meaning of Code Section 197(f)(9).
          (l) Seller is not a foreign person within the meaning of Section 1445 of the Code.
     3.11 Employees. Except as set forth in Schedule 3.11 of the Seller Schedules, there are no pending or, to Seller’s Knowledge, threatened controversies, grievances or claims by any employee or former employee of Seller or the Business with respect to his or her employment, termination of employment or compensation and benefits. Except as set forth in Schedule 3.11 of the Seller Schedules, there has not been, since January 1, 2006, any controversies, grievances or claims by any employee or former employee of the Business in writing with respect to his or her employment, termination of employment or any compensation and benefits. Since January 1, 2004, Seller has not been a party to, or bound by, any collective bargaining agreement with any labor organization. Since January 1, 2004, Seller has not experienced any strike, work stoppage, lock-up, slow-down or other material labor dispute or any attempt by organized labor or employees to cause Seller to comply with or conform to demands of organized labor relating to its employees or recognize any union or collective bargaining units. Schedule 3.11 of the Seller Schedules sets forth a true and complete list of all employees of Seller, including date of hire, years of service, compensation and status. No labor strike or stoppage is pending or, to Seller’s Knowledge, threatened against Seller. Seller is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the WARN Act (except with respect to the transaction contemplated by this Agreement), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding or social security Taxes and any similar Tax, where failure of compliance would have a Material Adverse Effect. There has been no “mass layoff” or “plant closing” as defined by the WARN Act with respect to Seller since January 1, 2006.
     3.12 Employee Benefit Plans and Other Compensation Arrangements.
          (a) Set forth on Schedule 3.12(a) of the Seller Schedules is a true and complete list of all Company Plans. Correct and complete copies of the following documents with respect to each Company Plan have been made available to Buyer, as applicable: (i) plans and related trust documents, insurance contracts or other funding arrangements and all amendments thereto; (ii) the Forms 5500 annual reports and all schedules thereto filed for the three most recent plan years; (iii) the most recent valuation report; (iv) the most recent IRS determination letter and the three most recent annual nondiscrimination testing results for each Company Plan intended to meet the requirements of Section 401(a) of the Code ; (v) the most recent summary plan description and subsequent summaries of material modifications; (vi) the most recent audited financial statements; and (vii) written summaries of all non-written Plans.
          (b) Except as set forth on Schedule 3.12(b) of the Seller Schedules:
          (i) Neither Seller has nor any ERISA Affiliate has, at any time during the six (6) years preceding the date hereof, sponsored, maintained, been liable under, terminated, participated in, been required to contribute to, or incurred withdrawal liability with respect of, a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) or a plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA and no Seller nor any ERISA Affiliate has any accumulated funding deficiency (within the meaning of Section 302(a)(2) of ERISA and Section 412(a) the Code), whether or not waived, with respect to any such plan;
          (ii) each of the Company Plans and any related trusts currently satisfy in all material respects, and for all prior periods have satisfied in all material respects, in form and operation, all requirements for any Tax-favored treatment intended for such plan or trust or applicable to plans or trusts of its type, including, as applicable, requirements under Sections 105, 106, 125, 401(a), 401(k) and 501 of the Code, and no event, transaction or condition has occurred or exists that is reasonably likely to result in the loss or limitation of such Tax-favored treatment;
          (iii) neither Seller nor any employee of Seller (i) who is a “disqualified person” (as defined in Section 4975 of the Code), has entered into any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) for which a statutory or administrative exemption does not exist with respect to any Company Plan, or (ii) that is a fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty in connection with the administration or investment of the assets of the Company Plans;
          (iv) all of the Company Plans have been operated in compliance in all material respects with their respective terms and all Laws, and all contributions required under the terms of the Company Plans or applicable Law have been timely made;

          (v) Seller has no liability of any nature with respect to any Plan other than for contributions, payments or benefits due in the ordinary course under the current Company Plans, none of which are overdue;
          (vi) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will now or at any time in the future: (i) result in any payment becoming due to any director, officer, employee, former employee, independent contractor, consultant or agent of Seller from Seller under any Company Plan or otherwise; (ii) increase any benefits otherwise payable under any Company Plan; (iii) result in any acceleration of the time of payment or vesting of any such benefits; or (iv) give rise to an obligation to pay any amount by Seller or Buyer (or any Affiliate of Buyer) or any Company Plan that would not be deductible by Seller or Buyer (or Affiliates of Buyer) by reason of Section 280G of the Code and that would subject the recipient of any such amount to the excise Tax imposed under Section 4999 of the Code;
          (vii) none of the Company Plans provide life, medical, dental, vision or other welfare benefits to Persons who are not current employees of Seller or their dependents or for periods longer than one month after termination of employment, except as required by Part 6 of Subtitle B of Title I of ERISA or any similar state Law;
          (viii) Seller can terminate each Company Plan without further material liability to Seller (except for benefits accrued through the date of termination); and
          (ix) each Company Plan which is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A(d)(1) complies in form and operation with the provisions of Code Section 409A and the regulations promulgated thereunder.
     3.13 Environmental Matters. Seller has not received any notice, demand letter or claim (and is not aware of any facts that would form a reasonable basis for any claim), or entered into any negotiations or agreements with any other Person, and Seller is not the subject of any investigation by any governmental or regulatory authority, domestic or foreign, relating to any material or potentially material liability or remedial action under any Environmental Laws. There are no pending or, to Seller’s Knowledge, threatened, actions, suits or proceedings against Seller or any of its properties, assets or operations asserting any such material liability or seeking any material remedial action in connection with any Environmental Laws. The Business is being and has been conducted in compliance with all Environmental Laws, (b) the real property leased, occupied by or operated by Seller at any time (including soil, groundwater or surface water on, under or, to Seller’s Knowledge, adjacent to the properties and buildings thereon) (the “Affected Property”) do not contain any Regulated Substance other than as permitted under applicable Environmental Laws, (c) Seller has all permits, licenses and other approvals and authorizations required under applicable Environmental Laws for the operation of the Business, (d) Seller has not received any notice from any Governmental Authority that Seller may be a potentially responsible party in connection with any waste disposal site or facility used, directly or indirectly, by or otherwise related to Seller, (e) no reports have been filed, or have been required to be filed, by Seller concerning the release of any Regulated Substance or the violation of any

Environmental Law on or at the properties used at any time in the business of Seller, (f) no Regulated Substance has been disposed of, transferred, released or transported from the Affected Property in a manner which violated any Environmental Law, (g) there have been no environmental investigations, studies, audits, tests, reviews, or other analyses conducted by or which are in the possession of Seller relating to the Business and (h) Seller has not incurred any liabilities (fixed or contingent) relating to any suit, settlement, judgment or claim asserted or arising under any Environmental Law. The transactions contemplated hereby do not require any filing or registration with, notice to, or approval or consent by, any Governmental Authority under any Environmental Law.
     3.14 Permits; Compliance with Laws. Except as set forth on Schedule 3.14(a) of the Seller Schedules, the Business has at all times prior to the date hereof been operated in compliance with all applicable Laws, and Seller possesses and is in compliance with all Permits required to operate the Business at the current levels of production. Except as set forth on Schedule 3.14(b) of the Seller Schedules, since January 1, 2005, Seller has not received any written notice from any Person alleging any noncompliance with any applicable Law or Permit. Each Permit is valid and in full force and effect, and none of the Permits will lapse, terminate, expire or otherwise be impaired (as they related to the right or authorization of Seller) as a result of the performance of this Agreement by Seller, or the consummation of the transactions contemplated hereby. Each Permit is listed on Schedule 3.14(c) of the Seller Schedules. There are no inquiries or investigations with respect to the violation of any Law by Seller in connection with the operation of the Business currently being conducted by any Governmental Authority.
     3.15 Real and Personal Properties.
          (a) Real Property.
          (i) Seller has never owned any real property.
          (ii) Schedule 3.15(a) of the Seller Schedules identifies the parcels of Leased Real Property and lists the leases relating to such Leased Real Property (the “Leases”). Seller has a valid and subsisting leasehold interest in the Leased Real Property. With respect to each Lease: (A) such Lease is in full force and effect and all rents, required deposits and additional rents due to date pursuant to each Lease have been paid in full; (B) there is no existing default by Seller or, to Seller’s Knowledge, by the lessor of such Lease; (C) Seller has not received any written notice that it is in default under any of the Leases; and (D) there exists no event, occurrence, condition or act (including the transactions contemplated by this Agreement), that with the giving of notice, the lapse of time or the happening of any further event or condition, would constitute a default by Seller under any Lease. The Leases delivered to Buyer are all of the leases and rental agreements, together with all amendments, that constitute the Leased Real Property and no Leases have been amended, modified or terminated since such delivery.
          (iii) Neither the whole nor any portion of the Leased Real Property has been condemned, requisitioned, or otherwise taken by any public authority, and no written notice of any such condemnation, requisition, or taking has been received by

Seller. Seller has not received any written notice from a Governmental Authority or any lessor of Leaser Real Property that there are any public improvements proposed or in progress that will result in special assessments against or otherwise adversely affect any of the Leased Real Property.
          (iv) The zoning of each parcel of Leased Real Property permits the existing improvements and uses of Seller (including any variances, conditional use permits and other special use restrictions).
          (v) (i) Seller’s leased portion of each of the buildings, structures and improvements situated on the Leased Real Property is in good condition and repair, reasonable wear and tear excepted, (ii) none of the buildings, structures and improvements situated on the Leased Real Property, during the period of time during which such Leased Real Property has been leased by Seller, has been damaged by fire or other casualty except for such damage as has been fully repaired and restored prior to the date of this Agreement, and (iii) each of the buildings, structures and improvements situated on the Leased Real Property are located within the required set back, side yard and other conditions and requirements imposed by applicable Law with respect to such buildings, structures and improvements.
          (vi) The Leased Real Property is supplied with utilities (including without limitation water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Leased Real Property as currently operated.
          (vii) Other than Seller, no Person will be leasing, using or occupying any portion of the land, property, structures, fixtures and improvements covered by the Leases as of the Closing Date.
          (viii) Seller has the right to quiet enjoyment of each parcel of the Leased Real Property for the full term of the applicable Lease (and any renewal option related thereto), and Buyer will continue to have such rights upon consummation of the transactions contemplated hereby conditioned on consent of the landlord and on Buyer after the Closing Date continuing to fulfill all the terms of each said Lease, and the leasehold or other interest of Seller in such Leased Real Property is not subject to any Lien.
          (b) Personal Property. Schedule 3.15(b) of the Seller Schedules lists each material item of machinery, equipment, furniture, vehicles or other personal property owned by Seller having an original cost of $2,000 or more. Except as set forth on Schedule 3.15(b), the assets and properties owned or leased by Seller constitute all of the material assets and properties used by Seller in the operation of its business (including all books, records, computers and computer programs and data processing systems) and are in good and serviceable condition (subject, in each case, to normal wear and tear). Except for the personal property leases indicated on Schedule 3.15(b) of the Seller Schedules, no Person, other than Seller, owns or utilizes any material equipment used by Seller in the operation of the Business.

     3.16 Intellectual Property.
          (a) Owned Intellectual Property Rights. Schedule 3.16(a) of the Seller Schedules sets forth a true and complete list of all Intellectual Property Rights owned (in whole or in part) by Seller (such owned Intellectual Property Rights collectively, the “Seller Owned IP”) including: (i) for each registered Trademark and Trademark application, the registration number or the Trademark application serial number, as applicable, and the class of goods covered; and (ii) for each Copyright, the registration number or the Copyright application number, as applicable; provided that Schedule 3.16(a) of the Seller Schedules is not required to set forth trade secrets, know-how, goodwill and other Intellectual Property Rights that may constitute Seller Owned IP but are not reducible to schedule form.
          (b) Licensed Intellectual Property Rights. Schedule 3.16(b) of the Seller Schedules sets forth a list of all Intellectual Property Rights, other than Seller Owned IP, licensed to or used by Seller (the “Seller Licensed IP”). Seller has made available to Buyer true and complete copies of all licenses, license agreements and other Contracts governing Seller Licensed IP (the “Seller Licenses”) as they are maintained by Seller in its ordinary course of business.
          (c) Licensed-Out Rights. Schedule 3.16(c) of the Seller Schedules contains a true and complete list of all licenses, license agreements or other Contracts in which Seller has licensed or granted rights to any Seller Owned IP or Seller Licensed IP to any third parties (collectively, “Third-Party Licenses”) and, with respect to each Third-Party License, all Intellectual Property Rights licensed thereby. Except as described in Schedule 3.16(c) of the Seller Schedules, (i) Seller has not sold, transferred, assigned, licensed, sub-licensed, restricted or encumbered any Seller Owned IP or Seller Licensed IP, whether orally or in writing, and (ii) no licensing fees, royalties or payments are due or payable by Seller in connection with Seller Owned IP or Seller Licensed IP, other than maintenance fees. Seller made available to Buyer true and complete copies of all Third Party Licenses.
          (d) No Infringement / Misappropriation of Third Party Rights. Seller has not interfered with, infringed upon, violated or misappropriated any Intellectual Property Rights of any third party. To the Knowledge of Seller, no respective current or former Representative of Seller has interfered with, infringed upon, violated or misappropriated or is interfering with, infringing upon, violating or misappropriating or has made or is making unlawful use of any Intellectual Property Rights of any Person for the benefit of Seller. Except as described on Schedule 3.16(d) of the Seller Schedules, Seller has not received any charge, complaint, claim, demand, notice or other communication alleging any such interference, infringement, misappropriation or violation (including any demand or claim that Seller must license or refrain from using any Intellectual Property Rights of any third party). To the Knowledge of Seller, no third party (including its current or former Representatives) has interfered with, infringed upon or misappropriated any Intellectual Property Rights of Seller.
          (e) No Encumbrances on Seller Rights. Except as set forth on Schedule 3.16(e) of the Seller Schedules:

          (i) Seller owns all right, title and interest in and to, or has a valid, binding, unexpired and subsisting right and license to use, all of the Seller Owned IP or Seller Licensed IP (collectively, “Seller IP”) and to make, have made, use, sell, import and export, distribute, have distributed, publicly perform, publicly display, reproduce and prepare derivative works of the Seller IP;
          (ii) the rights of Seller to the Seller IP are free and clear of all Encumbrances;
          (iii) all registrations with and applications to Governmental Authorities in respect of the Seller IP are valid, subsisting and in full force and effect and Seller has taken all action required to maintain their validity and effectiveness;
          (iv) there are no restrictions (other than those which have been complied with or waived) on the direct or indirect transfer of any Third Party Licenses, or any interest therein;
          (v) Seller has delivered to Buyer prior to the execution of this Agreement documentation with respect to any invention, process, design, Software or other know-how or trade secret included in the Intellectual Property Rights, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, Software or other know-how or trade secret and to facilitate its use and further improvement and development without reliance on the special knowledge or memory of any individual; and
          (vi) Seller has taken reasonable measures to protect the secrecy, confidentiality and value of their Proprietary Information.
          (f) No Default; No Required Approvals or Consents. Except as set forth on Schedule 3.16(f) of the Seller Schedules:
          (i) Seller and all third parties are, and upon the consummation of the purchase and other transactions contemplated by this Agreement will be, in compliance in all material respects with the Third Party Licenses and Seller Licenses (collectively, the “Licenses”);
          (ii) the rights of Seller or any successors to the respective Seller IP will not be affected by the execution, delivery or performance of this Agreement or the consummation of the purchase or other transactions contemplated by this Agreement;
          (iii) Seller is not, and as a result of the execution, delivery or performance of this Agreement or the consummation of the purchase or other transactions contemplated by this Agreement will not be, in material Breach of any Licenses, and Seller has not received any notice or other communication to the contrary;
          (iv) no approval or consent of any Person is needed so that the interest of Buyer in the Seller IP will continue to be in full force and effect upon the consummation of the purchase and other transactions contemplated by this Agreement;

          (v) Seller has not entered into any Contract under which it is restricted from selling, licensing or otherwise distributing any of its Intellectual Property Rights, technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of any market; and
          (vi) Seller is not subject to any Order, Contract or Law pertaining to the Seller IP which would be Breached by the consummation of the purchase or other transactions contemplated by this Agreement.
          (g) No Claims or Actions. There are no claims or written demands of any Person, including any interferences, oppositions, cancellations or other contested proceedings, nor, to Seller’s Knowledge, is there any valid basis for the same, which challenge the rights of Seller in respect of any Seller IP.
          (h) Confidential Treatment. All Intellectual Property Rights of Seller for which confidentiality is appropriate has been maintained in confidence in accordance with protection procedures believed by Seller to be adequate for protection and customarily used in the industry to protect rights of like importance or in accordance with the applicable Third Party Licenses, as the case may be. All commercially reasonable measures have been taken to maintain the confidentiality of the Proprietary Information of Seller, and of all other information the value of which to Seller is contingent upon maintenance of the confidentiality thereof.
          (i) Assignment of Inventions. Except as described in Schedule 3.16(i) of the Seller Schedules, all former and current Representatives who have contributed in any material way to or participated in any material way in the conception and development of the Seller Owned IP, or who have had access to the Proprietary Information of Seller, have executed and delivered to Seller an agreement suitable to vest ownership rights to any inventions, discoveries, innovations, improvements, creations, developments, results and works in Seller and have entered into an agreement for maintaining the confidential information of Seller, true and complete copies of which have heretofore been delivered to Buyer and all of which are now in full force and effect and enforceable in accordance with their respective terms. No former or current employees of Seller has filed, asserted in writing or, to the Knowledge of Seller, threatened in writing any claim against Seller in connection with such employee’s involvement in the conception and development of any of such Intellectual Property Rights. To the Knowledge of Seller, none of the current employees of Seller has any Patents issued or applications pending for any device, process, design or invention of any kind used or expected to be used by Seller in the furtherance of the Business, which Patents or applications have not been duly, validly and fully assigned to Seller.
          (j) No Rights to Royalties. No former or current member or Representative of Seller has or will have any rights to future royalty payments or license fees from Seller, deriving from licenses, technology agreements or other agreements, whether written or oral, among any such Person and Seller.

          (k) Supporting Documents. Seller has in its possession or control true and complete copies of all documents relating to each Seller Owned IP. Seller has heretofore delivered to Buyer true and complete, fully-executed copies of all of such documents.
     3.17 Business Contracts. Schedule 3.17(a) of the Seller Schedules lists all of the currently effective written or oral agreements, contracts, leases, licenses, commitments, arrangements, letters of understanding or undertakings (collectively, “Contracts”) to which Seller is a party or by which any of Seller’s assets is bound or are subject, including without limitation, all:
          (i) Contracts or group of related Contracts, other than purchase orders entered into in the ordinary course of business, which involve commitments to make capital expenditures or which provide for the purchase of goods or services by Seller from any one Person or group of related Persons;
          (ii) Contracts or group of related Contracts, other than sales orders entered into in the ordinary course of business, which provide for the sale of goods or services by Seller to any one Person or group of related Persons;
          (iii) Contracts relating to Indebtedness or to the granting by Seller of a Lien on any of its respective assets, or any guaranty by Seller of any obligation in respect of borrowed money or otherwise;
          (iv) Contracts with dealers, distributors or sales representatives;
          (v) employment, confidentiality and non-competition agreements with any employee, officer, consultant, or management advisor (including, without limitation, any oral compensatory agreements);
          (vi) Contracts which limit the freedom of Seller to engage in any business or compete with any Person;
          (vii) Contracts pursuant to which Seller is a lessor or a lessee of any personal property, or holds or operates any tangible personal property owned by another Person;
          (viii) stock option Contracts, warrants, convertible securities, or any other agreements, for the purchase or issuance of capital stock of Seller;
          (ix) Contracts restricting the transfer of capital stock or shares in the capital of Seller, obligating Seller to issue or repurchase shares of its capital stock or in its capital;
          (x) partnership or joint venture Contracts;
          (xi) Contracts not included in subsection (v) providing for severance, retention, change in control or other similar payments;

          (xii) Contracts with any current or former officer, director, stockholder or Affiliate of Seller;
          (xiii) Contracts under which Seller has made advances or loans to any other Person; and
          (xiv) any other Contract used in the operation of the Business that is cancelable on ninety (90) days or less notice to the other party or parties thereto.
     Complete copies of each Contract required to be identified on Schedule 3.17(a) of the Seller Schedules, including amendments, waivers, or other changes thereto (collectively, the “Business Contracts”) have been made available to Buyer. In the case of each oral Business Contract, Schedule 3.17(a) of the Seller Schedules also includes a brief description of such Contract. Each of the Business Contracts is in full force and effect and is the legal, valid and binding obligation of each party thereto and enforceable in accordance with its respective terms, subject to the Enforceability Exceptions. Except as set forth on Schedule 3.17(b) of the Seller Schedules, Seller has performed in all material respects all obligations required to be performed by it pursuant to the Business Contracts, is not in breach or default thereunder (and no event has occurred that, with the giving of notice, lapse of time, or both, would constitute a breach or default) and to Seller’s Knowledge, no other party to any Business Contract is in breach or default thereunder. Seller has not received any notice of any Person’s intent to terminate or materially amend any Business Contract.
     3.18 Litigation. Except as set forth on Schedule 3.18 of the Seller Schedules, there are no, and since December 31, 2005, there have been no, actions, suits, arbitrations, judgments, proceedings, investigations or claims of any kind whatsoever, at law or in equity, pending or, to Seller’s Knowledge threatened against Seller. Except as set forth on Schedule 3.18 of the Seller Schedules, Seller is not a party or subject to any order, judgment, ruling, injunction, assessment, award, decree or writ from any Governmental Authority (each, an “Order”).
     3.19 Product Warranty and Product Liability. Except as set forth on Schedule 3.19 of the Seller Schedules: (a) there have been no product or service warranty claims made by customers of the Business in the past three (3) years; (b) there have been no product recalls by the Business in the past three (3) years; and (c) there are no product or service warranties outstanding or currently being offered to customers of the Business. All products and services provided by Seller are sold, licensed or otherwise provided pursuant to terms that include (i) a disclaimer of all warranties; (ii) a disclaimer of all consequential damages arising from the use or possession of the product or use or provision of the services; and (iii) language stating that Seller’s maximum liability will not exceed the amount paid for such product.
     3.20 Customers. Schedule 3.20 of the Seller Schedules sets forth the ten (10) largest customers in terms of sales (“Material Customers”) of the Business on a consolidated basis, in each case for the twelve (12) months ended October 31, 2007. Except as set forth on Schedule 3.20 of the Seller Schedules, since December 31, 2005, no Material Customer has canceled or otherwise terminated or, to Seller’s Knowledge, made any threats to cancel or otherwise terminate, its relationship with Seller or to materially decrease its purchases from

Seller. To Seller’s Knowledge, there will be no material adverse change in a relationship with any Material Customer as a result of the transactions contemplated by this Agreement.
     3.21 Insurance. Schedule 3.21(a) of the Seller Schedules contains an accurate and complete list of all insurance policies owned, held by or applicable to Seller or the Business (including its respective assets or business), setting forth the policy name, policy number, carrier, type of coverage, and whether such policy is occurrence or claims based. All such policies are in full force and effect, all premiums that are due and payable with respect thereto have been paid, and no written notice of denial of coverage, cancellation or termination has been received with respect to such policies. Such policies are valid, outstanding and enforceable policies in accordance with their terms, subject to the Enforceability Exceptions. Except as set forth on Schedule 3.21(b) of the Seller Schedules, in the past twelve (12) months, no event specific to Seller has occurred which would reasonably be expected to result in a material retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a material prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy of Seller has been cancelled within the last two (2) years and no threat has been made to or notice received by Seller to cancel any insurance policy during such period. All such insurance policies will remain in full force and effect with respect to periods before the Closing. To Seller’s Knowledge, no event has occurred, including, without limitation, the failure by Seller to give any notice or information or Seller giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Seller under any such insurance policies. Seller has no self-insured or co-insurance programs.
     3.22 Indebtedness. Schedule 3.22 of the Seller Schedules sets forth a listing of all Indebtedness of Seller and the Contracts and instruments under which such Indebtedness exists.
     3.23 Related Party Transactions. Except for Excluded Assets and Excluded Liabilities or as set forth on Schedule 3.23 of the Seller Schedules, no employee, officer, director, or stockholder owning 1% or more of the outstanding capital stock of Seller (each a “Related Person”): (i) owes any amount to Seller nor does Seller owe any amount to, or has Seller committed to make any loan or extend or guarantee credit to or for the benefit of any Related Person (other than any participant loans under any Company Plan and any payments to, and reimbursement of fees and expenses of, employees, directors and officers of Seller in the ordinary course of business); (ii) owns any property or right, tangible or intangible, that is used by Seller or (iii) has any claim or cause of action against Seller, other than claims for accrued compensation or benefits arising in the ordinary course of employment or under any Company Plans.
     3.24 Sufficiency of Assets. The Purchased Assets are sufficient in all material respects for Seller to carry on the Business as heretofore conducted and as proposed to be conducted by Buyer hereafter.
     3.25 Brokerage. Except for fees or expenses which have already been paid or as set forth on Schedule 3.25 of the Seller Schedules, no Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Seller, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.
     3.26 Acquisition Entirely for Own Account. Any shares of Parent Common Stock to be acquired by Seller pursuant to this Agreement will be acquired for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Seller does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the shares of Parent Common Stock; provided, however, that subject to Section 7.4(b), Seller is free to dispose of any Unrestricted Shares in any manner.
     3.27 Disclosure of Information.
          (a) Seller has had an opportunity to discuss Parent’s and Buyer’s business, management, financial affairs and the terms and conditions of the offering of Parent Common Stock pursuant to this Agreement with Parent’s management. Seller understands that such discussions, and any written information delivered by Parent or Buyer to Seller, were intended to describe the aspects of the Parent’s and Buyer’s business which it believes to be material. Seller acknowledges and understands that Parent files annual, periodic and current reports with the SEC pursuant to the Exchange Act, and that Seller has had the opportunity to review such filings and discuss the same with Parent’s management.
          (b) Seller has delivered or made available true and complete copies of each document that has been requested by the Buying Parties or their counsel in connection with their legal and accounting review of Seller and the Business.
     3.28 Investment Experience. Seller understands that the acquisition of shares of Parent Common Stock pursuant to this Agreement involves substantial risk. Seller has such knowledge and experience in financial or business matters that Seller is capable of evaluating the merits and risks of this acquisition of shares of Parent Common Stock and protecting its own interests
     3.29 Representations Complete. None of the representations or warranties made by Seller nor any financial statement, or statements made in any exhibit or schedule to this Agreement or certificate furnished by Seller pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the stockholders of Seller for use in soliciting their consent to this Agreement and the transactions contemplated hereby, contains or will contain at Closing any untrue statement of a material fact or omits or will omit at Closing to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.
     3.30 Representations of the Key Stockholders. The Key Stockholders hereby jointly and severally represent to the Buying Parties as follows:
          (a) Authority and Capacity. Each Key Stockholder possesses all requisite legal right, power, authority and capacity to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by such Key Stockholder, and consummate the transactions contemplated herein and therein.
          (b) Execution and Delivery; Enforceability. This Agreement has been, and each other document, instrument or agreement to be executed and delivered by each Key Stockholder in connection herewith will upon such delivery be, duly executed and delivered by such Key Stockholder, and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of such Key Stockholder, enforceable in accordance with its terms, subject to Enforceability Exceptions. Neither Key Stockholder is a party to, subject to, or bound by any Order of any Governmental Authority, or any agreement which would prevent (a) the execution or delivery of this Agreement by either Key Stockholder, or (b) the sale of Purchased Assets to Buyer.
          (c) Other Ventures. Immediately after Closing, neither Key Stockholder nor any of their respective Affiliates will own of record or beneficially any equity interest in any other Person engaged directly or indirectly in the Business (other than up to 1% of the outstanding shares of any publicly traded entity), whether as a partner, member or record or beneficial owner of any partnership, limited liability company, foreign entity, joint venture or similar entity, arrangement or agreement.
ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER
          Parent and Buyer represent and warrant to Seller as follows:
     4.1 Authority and Capacity. Each of Parent and Buyer possesses all requisite legal right, power, authority and capacity to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by Parent and Buyer, and consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action of Parent and Buyer.
     4.2 Execution and Delivery; Enforceability. This Agreement has been, and each other document, instrument or agreement to be executed and delivered by Parent and Buyer in connection herewith will upon such delivery be, duly executed and delivered by Parent and Buyer, and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Parent and Buyer, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Neither Parent nor Buyer is a party to, subject to, or bound by any Order of any Governmental Authority, or any agreement which would prevent (a) the execution or delivery of this Agreement by Parent and Buyer, or (b) the sale of Purchased Assets to Buyer.
     4.3 Noncontravention. Neither Parent nor Buyer is required to submit any notice, report or other filing with any Governmental Authority in connection with its execution, delivery or performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Parent or Buyer, in connection herewith. No consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by Parent or Buyer in connection with its execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Parent or Buyer, in connection herewith or the consummation of the transactions contemplated hereby or thereby.
     4.4 Organization, Standing and Power. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Buyer has the corporate power to own its properties and to carry on its business as now conducted and is duly qualified to do business and is in good standing in its jurisdiction of incorporation and in each jurisdiction in which it is required to be so qualified. Buyer is a newly formed entity that has been formed solely for the purpose of purchasing the Purchased Assets.
     4.5 SEC Reports; Financial Statements. Parent has filed all required forms, reports and documents with the SEC since January 1, 2005 (“Parent SEC Reports”), each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, in each case as in effect on the dates such forms reports and documents were filed. None of the Parent SEC Reports contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof. The audited consolidated financial statements of Parent included in the Parent SEC Reports fairly present in conformity in all material respects with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.
     4.6 Parent Common Stock. The Parent Common Stock, when issued and delivered to Seller pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.
ARTICLE 5: CLOSING CONDITIONS; DELIVERIES
     5.1 Conditions to the Buying Parties’ Obligations. The obligation of the Buying Parties to consummate the closing of the transaction contemplated in this Agreement is subject to the satisfaction or waiver, at or before the Closing, of the following conditions set forth in this Section 5.1:
          (a) The representations and warranties of Seller in this Agreement will be true and correct as of the Closing Date, except for representations which address matters as of a particular date, in which case such representations will be true and correct as of such particular date.
          (b) Seller will have performed and complied with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

          (c) Buyer will have received a certificate, validly executed by the CEO of Seller to the effect that, as of the Closing, each of the conditions set forth in Section 5.1(a) and (b) have been satisfied (the “Closing Certificate”);
          (d) There will not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on Seller, its business, prospects, assets or properties or the Purchased Assets as of the Closing Date.
          (e) Buyer shall have received from Seller a bill of sale (the “Bill of Sale”), duly executed for transfer of the Purchased Assets, in the form of Exhibit B attached hereto;
          (f) Buyer shall have received an assignment and assumption agreement (the “Assignment and Assumption Agreement”), duly executed by Seller, in the form of Exhibit C hereto;
          (g) Buyer shall have received the Payoff Letters, providing for the termination of any and all security interests in, and releases of any and all Liens on, the Purchased Assets of Seller, including, but not limited to, UCC termination statements;
          (h) Buyer shall have received evidence, reasonably satisfactory to Buyer, of the termination of any and all security interests in, and releases of any and all Liens on, the Purchased Assets of Seller, including, but not limited to, UCC termination statements, relating to the von Bibra Indebtedness;
          (i) Buyer shall have received a certificate of corporate good standing as of the most recent practicable date from Secretary of State where Seller is incorporated or qualified to do business;
          (j) Buyer shall have received each other document required to be delivered to Buyer pursuant to this Agreement, including the Escrow Agreement;
          (k) Buyer shall have (i) an employment agreement duly executed by David Ayres in a form mutually acceptable to Buyer and Mr. Ayres, (ii) signed offer letters agreeing to new employment with the Buyer from all Applicable Employees and (ii) employee confidentiality agreements and other agreements customarily signed by new employees of Parent;
          (l) all filings, authorizations and approvals and consents necessary to consummate the transactions contemplated by this Agreement, including the consents of the Persons listed on Schedule 5.1(l) to assign the contracts listed therein to Buyer (“Required Consents”) shall have been made with or obtained from all applicable governmental authorities or other Persons, as the case may be;
          (m) Buyer shall have received: (i) executed resolutions and an amendment to Seller’s Certificate of Incorporation for the change in Seller’s corporate name to one not using the word “Prism” or any derivation or variation thereof, and (ii) all required consents from Seller related to Buyer’s use of Seller’s name on the Closing Date and thereafter, in the state of its incorporation and all other states wherein it is qualified to do business as a foreign corporation or has business nexus;
          (n) Buyer shall have received the favorable written opinion letter dated the Closing Date of Haddan & Zepfel LLP, counsel to Seller, in the form attached hereto as Exhibit D;
          (o) The Exclusive Distributor Agreement by and between Seller and Will McQuillan dated June 30, 2007 shall have been amended to be non-exclusive and terminable for any reason by Seller upon 90 days written notice, and otherwise in form and substance satisfactory to Buyer, in its sole discretion; and
          (p) In the event Seller has entered into any new agreement with Canon U.S.A, Inc. (or any Affiliate) during the Pre-Closing Period, Seller shall have provided Buyer with a copy of such agreement, which shall specifically permit the assignment by Seller to Buyer of such agreement (and all rights and benefits thereunder), without delay, penalty or other adverse consequence to Buyer upon Closing.
          (q) Buyer shall have received all of the Tax Clearance Certificates and Releases in accordance with Section 7.12.
          Any agreement or document to be delivered to Buyer pursuant to this Section 5.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyer. Notwithstanding the foregoing, any computer software, database and similar property shall be delivered and conveyed to Buyer exclusively by electronic transmission in a manner mutually acceptable to Seller and Buyer.
     5.2 Conditions to Seller’s Obligations. The obligations of Seller to consummate the closing of the transaction contemplated in this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions set forth in this Section 5.2:
          (a) The representations and warranties of Buyer in this Agreement will be true and correct as of the Closing Date, except for representations which address matters as of a particular date, in which case such representations will be true and correct as of such particular date.
          (b) Buyer will have performed and complied with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.
          (c) the Buying Parties shall have (i) delivered to the Seller’s Account the Closing Cash in accordance with Section 2.3(a); and (ii) deposited the Closing Shares with the Escrow Agent pursuant to Section 2.3(b);
          (d) Seller shall have received the Assignment and Assumption Agreement, duly executed by Buyer;

          (e) Seller shall have received each other document required to be delivered to the Buying Parties pursuant to this Agreement, including the Escrow Agreement.
          Any agreement or document to be delivered to Seller pursuant to this Section 5.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Seller.
ARTICLE 6: THE CLOSING
          The consummation of the transactions contemplated herein (the “Closing”) will take place on the date that is no later than the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article 5 hereof (other than those conditions that are to be satisfied on the Closing Date) and shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP in Los Angeles, CA or at such other time and place as to which Buyer and Seller may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The transfers and deliveries described in Article 5 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 5 shall also have occurred or been waived in writing by the party entitled to waive the same. Such transfers and deliveries shall be deemed to have occurred and the Closing shall be effective as of 12:01 a.m. on the Closing Date.
ARTICLE 7: COVENANTS AND AGREEMENTS
     7.1 Miscellaneous Covenants.
          (a) Expenses. Except as otherwise expressly provided in this Agreement, each of the parties shall pay all costs and expenses incurred by it in the negotiation, preparation and consummation of this Agreement and the other documents contemplated hereby and carrying out of the contemplated transactions, including all legal fees, accounting fees, investment banking fees and related expenses.
          (b) No Assignments. No assignment of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment without such consent shall be void and of no force or effect; provided, however, that (i) Buyer may assign any of its rights or delegate any of its duties under this Agreement to any controlled Affiliate of Buyer provided, further, that no such assignment shall relieve Buyer of its obligations hereunder; and (ii) Buyer and its successors and permitted assigns may assign this Agreement in connection with a transfer of all or substantially all of the assets of Buyer.
          (c) Conduct of Business of Seller. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date (the “Pre-Closing Period”), Seller agrees, except to the extent that Parent will otherwise consent in writing, to carry on Seller’s business in the ordinary course of business consistent with past practice. Without limiting the foregoing, Seller shall use commercially reasonable efforts to (i) preserve intact its current business organization, (ii) keep available the services of its current officers and employees, (iii) maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with Seller and (iv) maintain, and make all necessary filings for the preservation of, all Seller IP.
          (d) Public Announcements. Each of Parent, Buyer and Seller agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Parent and Seller (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.
          (e) Efforts; Agreement to Cooperate. Subject to the terms and conditions of this Agreement and applicable law, Parent, Buyer and Seller shall use all reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including to obtain all necessary or appropriate waivers, consents and approvals of any Governmental Authority or third party, to effect all necessary registrations, filings and submissions and to lift any injunction, order or decree of a court or other Governmental Authority of competent jurisdiction or other legal bar to consummation of the Sale or otherwise restraining or prohibiting the consummation of the Sale (and, in such case, to proceed with the consummation of the Sale as expeditiously as possible), including through all possible appeals. For avoidance of doubt, Seller shall be required to pay any and all fees, costs and expenses (including any re-license fees) reasonably required by third parties in order to obtain the Required Consents and to amend the Exclusive Distributor Agreement with Will McQuillan pursuant to Section 5.1(o) (collectively, “Consent Expenses”) prior to the Closing Date.
     7.2 Restrictive Covenants.
          (a) Acknowledgments by Seller. Seller and the Key Stockholders acknowledge and agree that each: (i) was afforded access to Confidential Information (as defined below) which could have an adverse effect on Buyer and its business if it is disclosed, and that as a condition to the consummation of the transactions contemplated hereby it is reasonable and necessary for Seller and the Key Stockholders to promise and agree, subject to the terms and conditions herein, not to disclose such Confidential Information and (ii) has knowledge and expertise in the Business that is special and unique, and that as a condition to Buyer’s consummation of the transactions contemplated hereby, it is reasonable and necessary for Seller and the Key Stockholders to promise and agree, subject to the terms and conditions herein, to the non-compete covenants set forth in Section 7.2(c) below. Seller and the Key Stockholders further acknowledge and agree that the benefits provided to Seller and the Key Stockholders under this Agreement, constitutes good and sufficient consideration for the agreements and covenants in this Section 7.2.

          (b) Nondisclosure. Seller and the Key Stockholders covenant and agree, that from and after the Closing Date, none of Seller, the Key Stockholders or their respective Affiliates shall disclose, directly or indirectly, any Confidential Information. If the disclosure of Confidential Information is required by Law or compelled by any Governmental Authority, Seller and the Key Stockholders agree to provide Buyer with as much prior written notice of such disclosure as possible. For purposes of this Section 7.2, “Confidential Information” means: (i) all information belonging to, used by, or which is in the possession of Seller or the Key Stockholders relating to the Business or the Purchased Assets of Seller including, but not limited to, information relating to any products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, or Seller IP; and (ii) all information relating to the transactions contemplated herein, including without limitation all strategies, negotiations, discussions, terms, conditions and other information relating to this Agreement and each other document and agreement delivered in connection herewith, in each case to the extent that such information is not required to be disclosed by applicable Law or compelled to be disclosed by any Governmental Authority. Notwithstanding the foregoing, the term “Confidential Information” does not include information that is or becomes generally available to or known by the public (other than as a result of a disclosure by Seller or the Key Stockholders). Seller and the Key Stockholders acknowledge that following the Closing all of the Confidential Information will be the exclusive proprietary property of Buyer, whether or not prepared in whole or in part by Seller and whether or not disclosed to or entrusted to the custody of Seller.
          (c) Noncompetition. Seller and the Key Stockholders covenant and agree that during the period from the date of this Agreement through the fourth (4th) anniversary of the Closing Date (the “Non-Competition Period”), none of Seller, the Key Stockholders or their respective Affiliates, without the prior written consent of Buyer, either directly or indirectly, whether or not for consideration: except for investments or ownership in public entities, mutual funds and similar investments, none of which constitute more than 1% of the ownership or control of such entities, own, operate, control, finance, manage, advise, consult, be employed by or engaged by, perform any services for, invest or otherwise become associated in any capacity with any Person engaged in a business substantially similar to the Business, or a business that would reasonably be determined to compete with the Business, as conducted as of the Closing Date (in any case, a “Competing Business”).
          (d) Noninterference. Seller and the Key Stockholders covenant and agree that during the Non-Competition Period, none of Seller, the Key Stockholders or their respective Affiliates will, without the prior written consent of Buyer: (i) solicit, induce or attempt to solicit or induce, whether or not for consideration, any Transferred Employee to terminate his or her relationship with Buyer; or (ii) in any way, directly or indirectly, solicit, divert, or take away the business of any Person who (A) is or was a customer of Seller during the period of time from January 1, 2005 through the date of the Closing, or (B) becomes a customer of Buyer during the Non-Competition Period; or in any manner influence such Person to cease doing business in part or in whole with Buyer.
          (e) Equitable Relief. Seller and the Key Stockholders agree that money damages alone will not be a sufficient remedy for any breach of the provisions of Section 7.2, and that in addition to all other remedies Buyer will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and Seller and the Key Stockholders waive the securing or posting of any bond in connection with such remedy.
          (f) Reformation of Agreement. If any of the covenants contained in this Section 7.2, or any portion thereof, is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy or for any other reason, such court shall exercise its discretion to reform such covenant to the end that Seller and the Key Stockholders shall be subject to nondisclosure, noncompetition, noninterference, or other covenants that are reasonable under the circumstances and are enforceable by Buyer. In any event, if any provision of Section 7.2 is found unenforceable for any reason, such provision shall remain in force and effect to the maximum extent allowable and all non-affected provisions shall remain fully valid and enforceable.
          (g) Reasonableness of Terms. Buyer, Seller and the Key Stockholders stipulate and agree that the covenants and other terms contained in this Section 7.2 are reasonable in all respects, including time period, geographical area and scope of restricted activities, that Buyer would not have purchased the Purchased Assets had Seller and the Key Stockholders not agreed to these covenants, and that the restrictions contained herein are designed to protect the business of Buyer and ensure that neither Seller nor the Key Stockholders engage in unfair competition against Buyer.
     7.3 Discharge of Liabilities. Seller shall pay, discharge and perform, as and when the same shall become due, all of the Retained Liabilities. Without limiting the generality of the foregoing, (a) Seller shall pay all Transfer Taxes resulting from or payable in connection with the sale of Purchased Assets pursuant to this Agreement, and all other liabilities of Seller with respect to all Taxes for all periods, as and when the same become due and (b) Seller shall pay, as soon as practicable following the Closing Date and in any event within sixty (60) days thereof, all Retained Liabilities (other than the von Bibra Indebtedness) due and owing as of the Closing Date, including, without limitation, (i) all amounts due to trade creditors, (ii) all royalties due to licensors of Seller and (iii) all accrued salaries, bonuses, commissions and any other payments due to the current and former employees and independent contractors of Seller. Not later than sixty (60) days following the Closing Date, Seller shall provide Buyer with a certificate executed by its President as to the payment in full of Retained Liabilities described in part (b) of the preceding sentence, together with evidence reasonably satisfactory to Buyer of such payment.
     7.4 Maintenance of Corporate Existence; Restriction on Distribution.
          (a) Seller covenants and agrees that Seller shall continue in existence and good standing under the laws of the State of Delaware for a period of four (4) years following the Closing. Immediately after the Closing, Seller shall cease all use in commerce of the name “Prism.”
          (b) Seller covenants and agrees that it shall not distribute any of the Closing Shares to its stockholders prior to the one year anniversary of the date the stockholders of Seller duly approved the transactions contemplated hereby (the “Approval Date”), and shall not adopt a resolution with respect to any such distribution to stockholders prior to the one year anniversary of the Approval Date, except that Seller may assign Closing Shares to secured creditors (who may also be stockholders) in partial or complete satisfaction of obligations. For avoidance of doubt, Seller may assign the right to receive the Earnout Consideration as well as any Earnout Consideration received by Seller to its secured creditors (who may be stockholders) at any time.
          (c) For the four-year period following the Closing (the “Records Period”), Seller shall retain, and shall afford to Buyer, its attorneys, accountants and other representatives upon reasonable notice and during normal business hours, access to the books and records of the Business constituting part of the Excluded Assets and Excluded Liabilities in existence as of the Closing, as Buyer shall from time to time reasonably request in order to comply with any Laws, related to any pending or reasonably anticipated litigation or other proceedings before any Governmental Authority, or required by Buyer in connection with the preparation of any Tax returns. Buyer, its attorneys, accountants and other representatives shall be furnished true and complete copies of the same as such representatives shall reasonably request.
     7.5 Employee Matters.
          (a) Buyer shall offer employment commencing on the Closing Date to each Applicable Employee with no less than the same salary, substantially similar bonus opportunity, the same work location and substantially similar position as such employee enjoys with Seller immediately prior to the Closing Date and on such other terms and conditions that are, in the aggregate, not less favorable than those in effect immediately prior to the Closing Date (together, the “Offer Terms”). The Offer Terms shall provide that each Applicable Employee will “rollover” all accrued but unused vacation time, and will have the right to use such accrued and unused vacation during that individual’s employment with Buyer. To the extent the Offer Terms are declined, the Applicable Employee will be paid out all accrued but unused vacation time by Seller on the Closing Date, and Buyer shall have no liability with respect to such payment. Except as specifically provided in this Section 7.5, nothing in this Agreement shall be construed to require Buyer to retain any employees it hires for any period of time, in any particular position, at any particular compensation rate or with any particular rights or benefits. Nothing in this Agreement shall be construed as requiring Buyer to make an offer of employment on any basis other than an employment-at-will basis.
          (b) For purposes of this Agreement, “Applicable Employees” means all of the following employees of Seller (other than those employees of Seller specifically identified by Buyer at least two Business Days prior to Closing):
          (i) all persons who are active employees on the Closing Date, including employees on vacation and employees on a regularly scheduled day off from work. Employees on temporary leave for purposes of jury or annual two-week national service/military duty shall be deemed to be active employees;
          (ii) employees who on the Closing Date are on non-medical leave of absence; provided, however, that no such employee shall be guaranteed reinstatement to active service if his return to employment is contrary to the terms of his leave, unless otherwise required by applicable Law (for purposes of the foregoing, non-medical leave of absence shall include maternity or paternity leave, leave under the Family and Medical Leave Act of 1993, educational leave, military leave with veteran’s reemployment rights under federal Law, or personal leave, unless any of such is determined to be a medical leave);
          (iii) employees who on the Closing Date are on disability or medical leave and for whom it has been 180 calendar days or less since their last day of active employment; provided, however, that no such employee shall be guaranteed reinstatement to active service if he is incapable of working in accordance with the policies, practices and procedures of Buyer; and
          (iv) employees who properly complete all of Buyer’s paperwork and satisfies Buyer’s screening process.
          (c) “Transferred Employees” means those Applicable Employees who accept offers of employment with Buyer.
          (d) Effective as of the Closing Date Seller shall terminate all Employees. Buyer shall not assume, accept or be responsible for any liabilities under the Company Plans or any employee or employee benefit obligations of Seller, Seller’s ERISA Affiliates or any of predecessors in interest thereof, and Seller shall retain such liabilities and indemnify and hold harmless Buyer and its Affiliates against all claims, payments, expenses, costs and losses, incurred or accrued with respect thereto. Seller shall be responsible for paying all severance payments and benefits due to employees terminated by Seller in connection with the sale of the Purchased Assets to Buyer who do not accept an offer of employment with Buyer. Seller shall retain responsibility for all employees of Seller who do not commence employment with Buyer, including, without limitation, the obligation to provide COBRA continuation coverage under Seller’s group health plan.
     7.6 Notification; Updates to Seller Schedules.
          (a) During the Pre-Closing Period, Seller will promptly notify the Buying Parties in writing of:
          (i) the discovery by Seller of any event, condition, fact or circumstance that occurred or existed on or before the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Seller in this Agreement;
          (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Seller in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or before the date of this Agreement;
          (iii) any breach of any covenant or obligation of Seller; and

          (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 5 impossible or unlikely.
          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 7.6(a) requires any change in the Seller Schedules, or if any such event, condition, fact or circumstance would require such a change assuming the Seller Schedules were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Seller will promptly deliver to the Buying Parties an update to the Seller Schedules specifying such change. No such update will be deemed to supplement or amend the Seller Schedules for the purpose of (i) determining the accuracy of any of the representations and warranties made by Seller in this Agreement for the purposes of Article 8, or (ii) determining whether any of the conditions set forth in Article 5 has been satisfied.
     7.7 Management Fee. Seller acknowledges and agrees that for each calendar year during the Measurement Period, Buyer shall pay Parent a management fee based on the cost of services performed by Parent employees on behalf of Buyer during such calendar year, of up to $350,000 (the “Annual Management Fee”). The cost of services performed by Parent employees shall be determined by Parent based on a prescribed hourly rate for each such employee, which shall be reasonably based on such employees’ compensation and allocable overhead. Subject to the possible inclusion of such fees in Allocated Expenses pursuant to Section 2.4, in the event the actual expenses incurred by Parent for the services described herein exceeds $350,000 for any given calendar year, Buyer shall not be responsible for paying any such excess.
     7.8 Management of Buyer. For the duration of the Measurement Period, the Board of Directors of Buyer shall be comprised of five (5) individuals, comprised of three (3) individuals designated by Parent (the “Parent Designees”), one (1) individual designated by Seller (the “Seller Designee”) and one (1) individual who shall be the President of Buyer. The President of Buyer shall be selected by the Parent Designees, subject to the reasonable approval of the Seller Designee. The President of Buyer may be removed at any time for any reason by the Parent Designees. Parent may, in its sole discretion, cause the Board of Directors of Buyer to be increased to seven (7) individuals. Parent shall have the right to designate the additional two (2) individuals to the Board of Directors.
     7.9 Line of Credit. As soon as practicable after the Closing, but in any event prior to the 30th day following Closing, Parent shall establish a $1.5 million line of credit for the benefit of Buyer, and shall keep the line of credit open to Buyer for the duration of the Measurement Period; provided, however, that the line of credit shall be increased to $1.875 million at the end of the first Measurement Year if (a) Total Net Income, as calculated pursuant to Section 2.3(b) hereof, is not $275,000 or more at the end of the first Measurement Year and (b) Buyer will require additional capital, as reasonably determined by the Board of Directors of Buyer, in order to achieve its revenue projections for the second Measurement Year. Any loans made to Buyer pursuant to the line of credit shall be subject to repayment to Parent at the end of the Measurement Period, plus interest. The interest rate shall be equal to the prime rate plus 200 basis points, and interest shall compound monthly. There shall be no prepayment penalty on any loans made pursuant to the line of credit. For avoidance of doubt, Buyer shall have no obligation to borrow any money under the line of credit. If any Pre-Closing Loans are made, and the

Closing is consummated, the amount of the Pre-Closing Loan Reimbursable Proceeds will be deducted from the amount available under the line of credit.
     7.10 Registration Matters, etc.
          (a) Parent shall cause the Closing Shares to be Unrestricted Shares on or prior to the Escrow Release Date and shall cause any Earnout Shares to be Unrestricted Shares on or prior to the 90th day following the issuance thereof. In the event the Closing Shares or the Earnout Shares are not Unrestricted Shares by the applicable deadline, Parent shall pay to Seller an amount in cash, as liquidated damages and not as a penalty, equal to 1.5% for each thirty (30) day period (prorated for partial periods on a daily basis) of the aggregate value of the Closing Shares or the Earnout Shares, as applicable, determined in accordance with Section 2.3(b) and Section 2.4, respectively. Such liquidated damages shall be paid not less often than each thirty (30) days until such shares become Unrestricted Shares.
          (b) In the event Parent intends to file a registration statement registering for resale the Closing Shares or the Earnout Shares, it shall give Seller at least ten (10) Business Days written notice prior to such filing. Seller shall reasonably cooperate with Parent in effecting any such registration.
          (c) With a view to making available to Seller the benefits of certain rules and regulations of the SEC that may permit the sale of the Closing Shares and the Earnout Shares to the public without registration or pursuant to a registration, Parent agrees that so long as Seller holds Closing Shares or Earnout Shares, Parent shall make and keep available public information, as those terms are contemplated by Rule 144.

     7.11 Pre-Closing Loans. During the Pre-Closing Period, the Key Shareholders agree to loan money to Seller as reasonably necessary to permit Seller to continue to conduct its business in the ordinary course in accordance with Section 7.1(c) hereof (the principal amount of any such loans, the “Pre-Closing Loans”). The Key Shareholders shall provide prompt written notice to Buyer upon making any Pre-Closing Loan, indicating the amount of such loan.
     7.12 Tax Clearance Certificates and Releases. On or before the Closing, Seller shall obtain and deliver to Buyer (i) a Certificate of Payment issued by the California State Board of Equalization pursuant to Revenue and Taxation Code Section 6811 et seq., confirming that no Taxes or other amounts are due from Seller and that there is no requirement that Buyer withhold any amount for payment of such Taxes or other amounts from the Purchase Price, (ii) a Section 18669 Certificate issued by the California Franchise Tax Board confirming that no Tax or other amount required under California Revenue and Taxation Code Sections 18661 through 18677 is due and unpaid, and releasing Buyer from any liability on account of such Taxes, (iii) Certificate of Release by Buyer issued by the California Employment Development Department of the State of California pursuant to Section 1732 of the California Unemployment Insurance Code, releasing Buyer of liability for any unpaid contributions, withholding Taxes, penalties and interest due pursuant to the Unemployment Insurance Code for all periods to and including the Closing Date, and (iv) such other tax clearance certificates and other evidence as Buyer shall reasonably request confirming the payment of all Seller Taxes prior to the Closing Date.
     7.13 Bulk Sales Compliance. Buyer will publish notice, in compliance with Division 6 of the California Uniform Commercial Code, of the bulk sale contemplated by this Agreement. Seller will furnish Buyer with all the information necessary to prepare this notice, including all names and business addresses used by it within the last three years and the location of all the assets to be transferred under this Agreement, at least twenty (20) days before the Closing Date.
     7.14 Transfer of Software. Seller agrees it will not provide and Buyer agrees it will not receive any Software in tangible form, and that all Software will be delivered to Buyer in electronic format via download to Buyer’s servers in the State of California. Promptly after delivery of such Software, Seller will erase all copies, and purge its hard drives and servers of all such Software and destroy all tangible embodiments thereof.
ARTICLE 8: INDEMNIFICATION
     8.1 Indemnification of Buyer. Seller shall indemnify Parent, Buyer and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Buyer Indemnitees”), against and hold the Buyer Indemnitees harmless from:
          (a) any Losses based upon, resulting from, arising out of, caused by or in connection with the failure of, any inaccuracy in, or breach of, any of the representations and warranties in Article 3;

          (b) any Losses based upon, resulting from, arising out of, caused by or in connection with any breach or nonperformance of any covenant, agreement or obligation of Seller or the Key Stockholders in this Agreement;
          (c) notwithstanding any disclosure contained herein or otherwise known to the Buyer Indemnitees, any Losses based upon, resulting from, arising out of, caused by, in connection with or in any way related to the Excluded Assets or Retained Liabilities;
          (d) notwithstanding any disclosure contained herein or otherwise known to the Buyer Indemnitees, Losses based on, resulting from, arising out, caused by or in connection with: (i) any Taxes payable by Seller for all periods, whether arising prior to or following the Closing; (ii) any liability of Seller for Taxes; (iii) any Transfer Taxes for which Seller is liable under this Agreement; or (iv) other Taxes included within Retained Liabilities;
          (e) the actual cost in excess of $50,000 of deferred maintenance, training and professional service revenue relating to the contracts identified on Schedule 8.1(e), which value shall be reasonably determined by Buyer within twelve (12) months of the Closing Date;
          (f) any Losses reasonably foreseeable at the end of the Escrow Period, based on the failure of Seller to comply with the covenant to pay certain Retained Liabilities within sixty (60) days following the Closing Date pursuant to Section 7.3; and
          (g) any Losses based upon, resulting from, arising out of, caused by or in connection with any failure of Seller to comply with the provisions of this Article 8.
     8.2 Indemnification of Seller and Key Stockholders. Parent and Buyer shall indemnify, defend and hold harmless Seller and the Key Stockholders, and each of their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively “Seller Indemnitees”), against and hold the Seller Indemnitees harmless from:
          (a) any Losses based upon, resulting from, arising out of, caused by or in connection with the failure of, any inaccuracy in, or breach of, any of the representations and warranties in Article 4;
          (b) any Losses based upon, resulting from, arising out of, caused by or in connection with any breach or nonperformance of any covenant, agreement or obligation of Parent or Buyer in this Agreement;
          (c) any Losses based upon, resulting from, arising out of, caused by, in connection with or in any way related to the Assumed Liabilities; and
     8.3 Limitations on Indemnification. Notwithstanding any other provision of this Agreement, the indemnification of the Buyer Indemnitees and the Seller Indemnitees provided for in this Agreement shall be subject to the following limitations and conditions set forth in this Section 8.3:

          (a) Except as set forth below, any claim by a Buyer Indemnitee for indemnification pursuant to Section 8.1(a) of this Agreement shall be required to be made by delivering notice to Seller no later than the expiration of twelve (12) months after the Closing Date; provided, however, that: (i) any claim for indemnification with respect to Section 8.1(a) based upon, resulting from, arising out of, caused by or in connection with any inaccuracy in or breach of any representation or warranty contained in Section 3.1 (Authority and Capacity), Section 3.5 (Organization and Good Standing), Section 3.15(b) (Personal Property) or Section 3.30(a) (Authority and Capacity) may be made at any time; (ii) any claim for indemnification with respect to Section 8.1(a) based upon, resulting from, arising out of, caused by or in connection with any inaccuracy in or breach of any representation or warranty contained in Section 3.10 (Taxes) or Section 3.12 (Employee Benefit Plans and Other Compensation Arrangements) may be made until the date that is thirty (30) days after the expiration of the applicable statute of limitations (the representations specified in this paragraph are referred to herein as the “Seller Specified Representations”).
          (b) Except as set forth below, any claim by a Seller Indemnitee for indemnification pursuant to Section 8.2(a) of this Agreement shall be required to be made by delivering notice to Seller no later than the expiration of twelve (12) months after the Closing Date; provided, however, that: (i) any claim for indemnification with respect to Section 8.2(a) based upon, resulting from, arising out of, caused by or in connection with any inaccuracy in or breach of any representation or warranty contained in Section 4.1 (Authority and Capacity) or Section 4.4 (Organization, Standing and Power) may be made at any time (the representations specified in this paragraph are referred to herein as the “Buyer Specified Representations”).
          (c) Except for claims for indemnification with respect to Section 8.1(a) based upon, resulting from, arising out of, caused by or in connection with any breach of any Seller Specified Representations, the Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 8.1(a) until the aggregate amount of all of the Buyer Indemnitees’ claims for indemnification exceeds Fifty Thousand Dollars ($50,000) (the “Indemnification Threshold”) in which case the Buyer Indemnitees will be entitled to recover the full amount of the Damages suffered.
          (d) Except for claims for indemnification with respect to Section 8.2(a) based upon, resulting from, arising out of, caused by or in connection with any breach of any Buyer Specified Representations, the Seller Indemnitees shall not be entitled to indemnification pursuant to Section 8.2(a) until the aggregate amount of all of the Seller Indemnitees’ claims for indemnification exceeds the Indemnification Threshold in which case the Seller Indemnitees will be entitled to recover the full amount of the Damages suffered.
          (e) Except for claims for indemnification with respect to Section 8.1(a) based upon, resulting from, arising out of, caused by or in connection with any breach of any Seller Specified Representations, the maximum indemnification amount to which the Buyer Indemnitees may be entitled pursuant to Section 8.1(a) shall be the value of the Closing Shares then held in the Escrow Fund, which shall be determined in accordance with Section 8.3(i) (the “Indemnification Cap”).

          (f) Except for claims for indemnification with respect to Section 8.2(a) based upon, resulting from, arising out of, caused by or in connection with any breach of any Buyer Specified Representations, the maximum indemnification amount to which the Seller Indemnitees may be entitled pursuant to Section 8.2(a) shall be equal to the value of the Indemnification Cap.
          (g) For purposes of calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in such representations and warranties shall be disregarded.
          (h) Subject to the limitations described herein, in the event any Buyer Indemnitee will suffer any Losses for which such Buyer Indemnitee is entitled to indemnification under this Article 8, such Buyer Indemnitee will be entitled to recover such Losses strictly as follows: (i) first, out of the Escrow Fund and (ii) second, and only if the Escrow Fund has been exhausted or if the Closing Shares placed therein have been released to Seller, Buyer Indemnitee may offset such Losses against any Earnout Consideration that would otherwise be payable to Seller under Section 2.4, in either case, if either Closing Shares or Earnout Shares are used to indemnify a Buyer Indemnitee, the number of shares distributed to the Buyer Indemnitee shall be equal in value to the amount of such Losses, as determined in accordance with Section 8.3(i).
          (i) For purposes of satisfying the indemnification obligations of this Article 8, the Closing Shares or the Earnout Shares, as the case may be, shall be valued at the Thirty Day VWAP as of the Trading Day immediately preceding the applicable payment date for indemnification.
     8.4 Procedures Relating to Indemnification of the Buyer Indemnitees.
          (a) Third Party Claims. In the event a Buyer Indemnitee becomes aware of a third-party claim which the Buyer Indemnitee believes may result in a demand pursuant to Section 8.2 (a “Buyer Third Party Claim”), such Buyer Indemnitee shall promptly notify Seller and the Escrow Agent (for so long as there remains any Closing Shares held by the Escrow Agent) of such claim, and Seller shall be entitled, at Seller’s expense (but not out of the Escrow Fund), to participate in any defense of such claim; provided that, such Buyer Indemnitee shall control such defense and shall have the right with the consent of Seller (which consent shall not be unreasonably withheld) to settle any such claim (it being understood that no such consent of Seller shall be required where the third-party claim, which such Buyer Indemnitee proposes to settle, involves the possible criminal culpability of such Buyer Indemnitee or its Affiliates or any of their respective officers, directors or employees).
          (b) Non-Third Party Claims. In the event any Buyer Indemnitee should have a claim against any indemnitor under this Agreement that does not involve a Buyer Third-Party Claim, Buyer Indemnitee shall deliver notice of such claim to Seller and the Escrow Agent (for so long as there remain any funds held by the Escrow Agent) promptly following discovery of any indemnifiable Loss, but subject to the time limit described in Section 8.3(a) (a “Claim Notice”). Such Claim Notice shall, to the extent known by Buyer Indemnitee at the time, state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances, to the extent known by Buyer Indemnitee at the time, which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached. Failure to give a Claim Notice shall not affect the indemnification provided hereunder except to the extent Seller shall have been actually prejudiced as a result of such failure. Upon receipt of any a Claim Notice, Seller shall notify Buyer Indemnitee as to whether Seller accepts liability for any Loss. If Seller disputes its liability with respect to such claim, as provided above, Seller and Buyer Indemnitee shall attempt to resolve such dispute in accordance with the terms and provisions of Section 11.11. All amounts due to Buyer Indemnitee as so finally determined in accordance with Section 11.11 shall be paid by wire transfer within thirty (30) days after such final determination.
     8.5 Procedures Relating to Indemnification of the Seller Indemnitees.
          (a) Third Party Claims. In the event a Seller Indemnitee becomes aware of a third-party claim which the Seller Indemnitee believes may result in a demand pursuant to Section 8.3 (a “Seller Third Party Claim”), such Seller Indemnitee shall promptly notify Parent and Buyer of such claim, and Parent and Buyer shall be entitled, at their expense, to participate in any defense of such claim; provided that, such Seller Indemnitee shall control such defense and shall have the right with the consent of Buyer and Parent (which consent shall not be unreasonably withheld) to settle any such claim (it being understood that no such consent shall be required where the third-party claim, which such Seller Indemnitee proposes to settle, involves the possible criminal culpability of such Seller Indemnitee or its Affiliates or any of their respective officers, directors or employees).
          (b) Non-Third Party Claims. In the event any Seller Indemnitee should have a claim against any indemnitor under this Agreement that does not involve a Seller Third-Party Claim, Seller Indemnitee shall deliver a Claim Notice to such indemnitor promptly following discovery of any indemnifiable Loss, but subject to the time limit described in Section 8.3(b). Such Claim Notice shall, to the extent known by Seller Indemnitee at the time, state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances, to the extent known by Seller Indemnitee at the time, which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached. Failure to give a Claim Notice shall not affect the indemnification provided hereunder except to the extent Buyer or Parent shall have been actually prejudiced as a result of such failure. Upon receipt of any Claim Notice, Buyer and Parent shall notify Seller Indemnitee as to whether Buyer or Parent accepts liability for any Loss. If Buyer or Parent disputes its liability with respect to such claim, as provided above, the parties shall attempt to resolve such dispute in accordance with the terms and provisions of Section 11.11. All amounts due to Seller Indemnitee as so finally determined in accordance with Section 11.11 shall be paid by wire transfer within thirty (30) days after such final determination.
     8.6 Exclusive Remedy. From and after the Closing, except: (i) in the event of fraud or willful misrepresentation (in which case the parties shall be entitled to exercise all of their rights, and seek all damages available to them, under law or equity); or (ii) for specific performance of obligations to be performed after the Closing Date, the sole and exclusive remedy of the parties hereto for breach of this Agreement shall be indemnification in accordance with this Article 8.

ARTICLE 9: TERMINATION
     9.1 Termination. This Agreement may be terminated and the Sale may be abandoned at any time prior to the Closing:
          (a) by mutual written consent of Parent and Seller;
          (b) by either Parent or Seller:
          (i) if the Sale has not been consummated on or before the date that is sixty (60) days from the date hereof (such date, the “Termination Date”); provided, however, the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been a material cause of, or resulted in, the failure of the Sale to be consummated by the Termination Date; and provided further, however, the Termination Date may be postponed to the date that is ninety (90) days from the date hereof at any time prior to the 60th day following the date hereof by Parent with the consent of Seller (which consent will not be unreasonably withheld) if the conditions set forth in Section 5.1 have not been met;
          (ii) if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Sale and such order, decree, ruling or other action is or shall have become final and nonappealable;
          (c) by Parent, if there has been a material breach by Seller or any Key Stockholder of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 5.1 and (ii) cannot be cured prior to the Termination Date; provided that Buyer is not then in breach of this Agreement such that any of the conditions set forth in Section 5.2 would not be satisfied; or
          (d) by Seller, if there has been a material breach by Parent or Buyer of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 5.2 and (ii) cannot be cured prior to the Termination Date; provided that neither Seller nor any Key Stockholder is then in breach of this Agreement such that any of the conditions set forth in Section 5.1 would not be satisfied.
          (e) The termination of this Agreement (except pursuant to Section 9.1(a)) shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination.
     9.2 Effect of Termination. In the event of termination of this Agreement pursuant to the provisions of Section 9.1, this Agreement shall forthwith become void, and there shall be no liability or further obligation on the part of Parent, Buyer, Seller or any Key Stockholder or their respective officers, managers or directors (except as set forth in Sections 7.1(a) and 9.2 and Article 11, all of which shall survive the termination). Nothing in this Section 9.2 shall relieve any party from liability for any willful breach of any covenant or agreement of such party contained in this Agreement.

ARTICLE 10: CERTAIN DEFINITIONS
     When used in this Agreement, the following terms in all of their singular or plural, tenses, cases and correlative forms shall have the meanings assigned to them in this Article 10, or elsewhere in this Agreement as indicated in this Article 10:
          “Acquisition Balance Sheet” is defined in Section 3.8.
          “Affected Property” is defined in Section 3.13.
          An “Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, “Control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.
          “Agreement” means this Asset Purchase Agreement, as may be amended from time to time.
          “Allocated Expenses” is defined in Section 2.4(b)(i).
          “Applicable Employees” is defined in Section 7.5(b).
          “Applicable Multiplier” is defined in Section 2.4(b)(ii).
          “Assignment and Assumption Agreement” is defined in Section 5.1(b).
          “Assumed Contracts” shall mean those Contracts identified on Schedule 3.17(a) of the Seller Schedules that are not rejected by the Buying Parties and (ii) any other Contracts to which the Buying Parties, in their sole discretion, elect to accept and assume.
          “Assumed Liabilities” is defined in Section 2.2(a).
          “Breach” means (a) any breach of, or inaccuracy in, any representation or warranty, (b) any breach or violation of, default under, failure to perform, failure to comply with or failure to notify, or noncompliance with, any covenant, agreement or obligation, or (c) any one or more other occurrences, circumstances, conditions or other events the existence of which, individually or together, whether unconditionally or with the passing of time or the giving of notice, or both, would (i) constitute a breach, violation, default, failure or noncompliance referred to in clauses (a) and (b) of this paragraph, (ii) permit any Person to accelerate any monetary obligation, (iii) permit any Person to abridge, delay, condition, terminate, revoke, rescind or cancel any right, license, liability, debt, power, authority, privilege or obligation, or (iv) require, or permit any Person to require, the payment of a monetary penalty or liquidated damages.
          “Business” is defined in Recitals to this Agreement.

          “Business Contracts” is defined in Section 3.17.
          “Business Day” means any day other than a Saturday, Sunday or a day on which banks in Los Angeles, CA are authorized or obligated by Law to close.
          “Buyer” and “Buying Parties” is defined in the introductory statements of this Agreement.
          “Buyer Indemnitees” is defined in Section 8.1.
          “Buyer Specified Representations” is defined in Section 8.3(b).
          “Buyer Third-Party Claim” is defined in Section 8.4(a).
          “Claim Notice” is defined in Section 8.4(b).
          “Closing” and “Closing Date” are defined in Article 6.
          “Closing Cash” is defined in Section 2.3(a).
          “Closing Market Price” means the closing price of the Parent Common Stock as reported by NASDAQ on the Trading Day immediately prior to the Closing Day.
          “Closing Shares” is defined in Section 2.3(b).
          “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.
          “Company Plan” means any Plan to which Seller (or any ERISA Affiliate on behalf of Seller) contributes to, is a party to, is bound under or may have liability with respect to (or at any time has contributed, been a party to, been bound under or had liability with respect to) and under which directors, employees, independent contracts, consultants or other members of the workforce of Seller are eligible to participate or derive a benefit.
          “Competing Business” is defined in Section 7.2(c).
          “Confidential Information” is defined in Section 7.2(b).
          “Consent Expenses” is defined in Section 7.1(e).
          “Consideration” is defined in Section 3.17.
          “Contracts” is defined in Section 3.18.
          “Copyrights” means worldwide (i) registered copyrights in published or unpublished works, mask work rights and similar rights, including rights created under Sections 901-914 of Title 17 of the United States Code, mask work registrations, and copyright applications for registration, including any renewals thereof, and (ii) copyrightable works and other rights of authorship in published or unpublished works.

          “Earnout Consideration” is defined in Section 2.4(a).
          “Earnout Dispute Notice” is defined in Section 2.4(f).
          “Earnout Shares” is defined in Section 2.4(d).
          “Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.
          “Enforceability Exceptions” is defined in Section 3.2.
          “Environmental Laws” shall mean any federal, state or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any Governmental Authority, (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life or any other natural resource, or (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect. The term Environmental Law includes any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Regulated Substance.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
          “ERISA Affiliate” means any Person that is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with, or a member of an “affiliated service group” with, or otherwise required to be aggregated with, Seller as set forth in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
          “Escrow Agent” is defined in Section 2.3(b).
          “Escrow Agreement” is defined in Section 2.3(b).
          “Escrow Period” is defined in Section 2.3(b).
          “Escrow Release Date” is defined in Section 2.3(b).
          “Excluded Assets” is defined in Section 2.1(a).
          “Excluded Records” is defined in Section 2.1(b)(iv).

          “Financial Statements” is defined in Section 3.7.
          “GAAP” means United States generally accepted accounting principles for financial reporting, as in effect from time to time.
          “Governmental Authority” means any domestic, foreign or multi-national federal, state, provincial, regional, municipal or local governmental or administrative authority, including any court, tribunal, agency, bureau, committee, board, regulatory body, administration, commission or instrumentality constituted or appointed by any such authority.
          “Indebtedness” means, as at any date of determination thereof (without duplication): (a) all obligations (other than intercompany obligations) of Seller for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, any applicable prepayment charges or premiums and any unpaid fees, expenses or other monetary obligations in respect thereof); (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) the lease obligations required to be listed on Schedule 3.24 or required to be capitalized in accordance with GAAP; (d) all obligations for reimbursement then required to be made of any obligor on any banker’s acceptance or similar transactions (including all letters of credit and all obligations thereunder); (e) all obligations for the deferred purchase price of property, all conditional sale obligations of Seller under any title retention agreement (but excluding trade accounts payable and other accrued liability arising in the ordinary course of business); (f) any obligations with respect to the termination of any interest rate hedging or swap agreements; (g) all obligations of the type referred to in clauses (a) through (f) of any Person for the payment of which Seller is responsible or liable, directly or indirectly, as guarantor, obligor, surety or otherwise (excluding intercompany debt); (h) obligations of the type referred to in clauses (a) through (g) of other Persons secured by any Lien on any property or asset of Seller but only to the extent of the value of the property or asset that is subject to such Lien; and (i) any outstanding but not cleared checks.
          “Indemnification Cap” is defined in Section 8.3(e).
          “Indemnification Threshold” is defined in Section 8.3(b).
          “Independent Firm” is defined in Section 2.4(g).
          “Intellectual Property Rights” means Patents, Trademarks, Copyrights, Owned Rights, Software, and Proprietary Information, and includes any rights to exclude others from using or appropriating any Intellectual Property Rights, including the rights to sue for or assets claims against and remedies against past, present or future infringements or misappropriations of any or all of the foregoing and rights of priority and protection of interests therein, and any other proprietary, intellectual property or other rights relating to any or all of the foregoing anywhere in the world.
          “Inventory” is defined in Section 2.1(a)(v).
          “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

          “Key Stockholders” means Carl S. von Bibra and Conrad von Bibra.
          “Knowledge of Seller” or “to Seller’s Knowledge” means the actual knowledge of the Key Stockholders, David Ayers, Mike Daniels, Kevin Waltman and Mike Cheever, including the knowledge such individual would be expected to have of a particular matter after due inquiry thereof.
          “Law” means any federal, state, provincial, regional, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other similar pronouncement binding upon or affecting Seller issued by a Governmental Authority.
          “Leased Real Property” means all Real Property leased by Seller together with all improvements, buildings, fixtures located thereon and appurtenant rights and interests associated therewith.
          “Leases” is defined in Section 3.15(a)(ii).
          “Licenses” is defined in Section 3.16(f)(i).
          “Lien” means any lien, charge, mortgage, deeds of trust, pledge, easement, encumbrance or security interest.
          “Loss” or “Losses” means any and all losses (direct or indirect), liabilities, claims, demands, judgments, damages, fines, costs, expenses, penalties, actions, notices of violation, and notices of liability and any claims in respect thereof (including, without limitation, amounts paid in settlement and reasonable costs of investigation, and legal fees and expenses) arising out of any incident, event, circumstance or proceeding asserted or initiated or otherwise occurring or existing in respect of any matter or any claim or proceeding to enforce any indemnification rights in respect thereof.
          “Material Adverse Effect” means a material adverse change in or effect on: (a) the Business, Purchased Assets, results of operations, financial condition or prospects of Seller (taken as a whole), or (b) the ability of Seller to consummate the transactions contemplated by this Agreement, other than as a result of any change in general economic conditions (whether as a result of acts of terrorism, war, armed conflicts or otherwise) and to the extent not disproportionately affecting Seller.
          “Material Customers” is defined in Section 3.20.
          “Measurement Period” is defined in Section 2.4(b)(iv).
          “Measurement Year” is defined in Section 2.4(b)(iii).
          “Net Closing Consideration” is defined in Section 2.3(c).
          “Non-Competition Period” is defined in Section 7.2(c).
          “Offer Terms” is defined in Section 7.5.

          “Order” is defined in Section 3.18.
          “Organizational Documents” means: (a) the articles or certificate of incorporation, the memorandum of association, the articles of association and the bylaws of a corporation, as applicable; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; (e) the declaration of trust and trust agreement of any trust; and (f) any amendment to any of the foregoing.
          “Owned Rights” means worldwide (i) Internet domain names; (ii) website content; (iii) toll-free telephone numbers; in each case owned by Seller; and (iv) moral rights and publicity rights; in each case to the extent the same does not comprise or is not protected by Copyrights, Patents or Trademarks.
          “Parent” means Peerless Systems Corporation, a Delaware corporation.
          “Parent Common Stock” means the common stock, par value $.0001, of the Parent.
          “Patents” means worldwide patents, patent applications, invention disclosures and other rights of invention, filed with any Governmental Authority, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof and all reexamined patents or other applications or patents claiming the benefit of the filing date of any of the foregoing.
          “Payoff Letters” means the letters provided by the lenders or other holders of Indebtedness to Seller listed on Schedule 3.22 of the Seller Schedules, other than the von Bibra Indebtedness in connection with the repayment of the Indebtedness as contemplated hereby.
          “Permits” means any and all of the approvals, authorizations, registrations, consents, licenses, permits or certificates (including applications or negotiations thereof) required by any Governmental Authority for the ownership, leasing, or operation of the business or any assets of Seller.
          “Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.
          “Plan” means: (a) all employee benefit plans (as defined in Section 3(3) of ERISA); and (b) all bonus (including transaction bonus), incentive compensation, stock appreciation right, phantom stock, restricted stock, restricted stock unit, performance stock, performance stock unit, employee stock ownership, stock purchase, equity or equity-based, deferred compensation, change in control, employment, noncompetition, nondisclosure, vacation, holiday, sick leave, retention, severance, retirement, pension, money purchase, target benefit, cash balance, excess benefit supplemental executive retirement, profit sharing, life insurance, cafeteria (Section 125), adoption assistance, dependent care assistance, voluntary employees beneficiary, multiple employer welfare, accident, disability, fringe benefit, welfare benefit, paid time off, employee loan, and salary continuation plans, programs, policies, agreements, arrangements, commitments, practices, contracts and understandings (written or unwritten) including without limitation, any trust, escrow or other agreement related thereto and any similar plans, programs, policies, agreements, arrangements, commitments, practices, contracts and understandings (written or unwritten).
          “Pre-Closing Loans” is defined in Section 7.11.
          “Pre-Closing Loan Reimbursable Proceeds” is the amount of proceeds from Pre-Closing Loans that are spent for working capital purposes by Seller during the Pre-Closing Period pursuant to Section 7.11 hereof. For avoidance of doubt, Pre-Closing Loan Reimbursable Proceeds does not include Consent Expenses incurred.
          “Proprietary Information” means worldwide confidential or proprietary trade secrets, technical information, inventions and discoveries (whether or not patentable and whether or not reduced to practice) and improvements thereto, know-how, processes, discoveries, developments, designs, techniques, marketing and purchasing strategies, plans, schematics, blue prints, formulae, formulas, patterns, compilations, databases, specifications, research and development information, data bases, technical data, inventions, concepts, ideas, devices, methods, processes, technical data, data and other proprietary or confidential information or intellectual property rights, whether business, technical or otherwise, including emails and other electronic communications, such as instant messenger logs and website submissions, website usage information, customer complaints and feedback, customer and supplier lists and related information, pricing and cost information, promotional ideas, advertising statistics, product roadmaps and financial, business and marketing plans, data, specifications, technical data, schematics, know-how and information.
          “Purchased Assets” is defined in Section 2.1(a).
          “Purchase Price” is defined in Section 2.3
          “Regulated Substances” shall mean pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including waste petroleum and petroleum products) as regulated under applicable Environmental Laws.
          “Related Person” is defined in Section 3.23.
          “Representatives” means, with respect to a Person that is an entity, such Person’s stockholders, members, partners, directors, officers, managers, employees, agents, accountants, attorneys and other representatives.
          “Required Consents” is defined in Section 5.1(l).
          “Retained Liabilities” is defined in Section 2.2(a).
          “SEC” means the Securities and Exchange Commission.

          “Securities Act” means the Securities Act of 1933.
          “Seller” means Prism Software Corporation, a Delaware corporation.
          “Seller Financial Statements” is defined in Section 3.7.
          “Seller Indemnitees” is defined in Section 8.2.
          “Seller IP” is defined in Section 3.16(e)(i).
          “Seller Licensed IP” is defined in Section 3.16(b).
          “Seller Licenses” is defined in Section 3.16(b).
          “Seller Owned IP” is defined in Section 3.16(a).
          “Seller Schedules” is defined in Article 3.
          “Seller Specified Representations” is defined in Section 8.3(a).
          “Seller Third-Party Claim” is defined in Section 8.5(a).
          “Seller’s Account” is defined in Section 2.3.
          “Software” means any computer program or other software (irrespective of the type of hardware for which it is intended), including firmware and other software embedded in hardware devices, whether in the form of source code, assembly code, script, interpreted language, instruction sets or binary or object code (including compiled and executable programs), including any library, component or module of any of the foregoing, together with (i) any related default configuration files, (ii) runtime data, files and objects, such as icons, buttons, configuration files and the like, needed for the proper operation of the Software, (iii) screens, user interfaces, report formats, templates and menus, and (iv) user documentation and help files, including with regard to any command-line options and switches. With respect to source code, “Software” also includes (i) all code written in any programming, interpreted or scripting language, (ii) developer comments, (iii) associated header or interface definition files, (iv) IDE configuration or project files and the like, (v) compilation or build files, scripts or tools, including makefiles, (vi) API and class documentation, Gantt charts and other diagrams, materials or other documentation explaining the structure, flow controls, class hierarchy, algorithms, data structures, API or composition of such source code, (vii) compilation or build instructions (whether meant for use by developers or compilation or build programs, scripts or tools), (viii) interpreted data, icons, buttons and other images, files, materials and data used in the generation of the executable or needed for the proper execution or use of the Software, (ix) all test units and other verification and validation environments, and (x) any design notes and material proprietary information or algorithms contained in or relating to such source code (all of the foregoing, the “Source Code”).
          “Subscription Agreements” is defined in Section 5.1(k).

          “Supporting Statements” is defined in Section 2.4(f).
          “Tax” or “Taxes” shall mean any federal, national, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts or required contributions in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto).
          “Tax Clearance Certificates” means, collectively, the certificates and releases described in Section 7.12, which shall be obtained by Seller and delivered to Buyer prior to the Closing.
          “Taxing Authority” means any domestic or foreign national, state, provincial, multi-state or municipal or other local executive, legislative or judicial government, court, tribunal, official, board, subdivision, agency, commission or authority thereof, or any other Governmental Authority exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.
          “Tax Return” shall mean any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.
          “Third Party Licenses” is defined in Section 3.16(c).
          “Thirty Day VWAP” means, with respect to any date of determination, the arithmetic mean of the VWAP for the thirty (30) consecutive Trading Days ending on such date.
          “Total Net Income” is defined in Section 2.4(b)(v).
          “Trademarks” means worldwide (i) registered trademarks and service marks and registrations and applications for such registrations, (ii) unregistered trademarks and service marks, trade names, fictitious business names, corporate names, trade dress, logos, product names and slogans, including any common law rights; in each case together with the goodwill associated therewith.
          “Transferred Employees” is defined in Section 7.5(c).
          “Transfer Taxes” means all sales (including, without limitation, bulk sales), use transfer, recording, ad valorem, privilege, documentary, gross receipts, conveyance, excise,

license, stamp, duties or similar Taxes and fees, regardless of the Person on whom such taxes are imposed by Law, including any penalties and interest.
          “Unrestricted Shares” means shares of Parent Common Stock that are registered for resale by Seller on a registration statement declared effective by the SEC or may be resold, without restriction or subject to limitations, by Seller pursuant to Rule 144 of the Securities Act.
          “von Bibra Indebtedness” means all Indebtedness of Seller owed to the Key Stockholders and their Affiliates, as set forth on Schedule 3.22 of the Seller Schedules.
          “VWAP” means, with respect to any Trading Day, the volume weighted average price (the aggregate sales price of all trades of Parent Common Stock during such Trading Day divided by the total number of shares of Parent Common Stock traded during such Trading Day), as reported by NASDAQ.
          “WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended, and the regulations thereunder.
ARTICLE 11: CONSTRUCTION; MISCELLANEOUS PROVISIONS
          11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) immediately if delivered personally to, (ii) two Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid to, or (iii) one day after receipt is electronically confirmed (it being agreed that an automated reply shall not constitute confirmation), if sent by facsimile or e-mail to, the parties at the following addresses (or at such other address for a party as shall be specified by like notice)::
(a)	If to Parent or Buyer, to:

Peerless Systems Corporation
2381 Rosecrans Avenue
El Segundo, CA 90245
Attention: Chief Executive Officer
Facsimile Number: (310) 536-0058
e-mail: rroll@peerless.com

With a copy to:

Sheppard, Mullin, Richter & Hampton LLP
12275 El Camino Real, Suite 200
Attention: Amar Thakur and Stephen LaSala
Facsimile Number: (858) 509-3691
e-mail: athakur@sheppardmullin.com and slasala@sheppardmullin.com

(b)	If to Seller or either Key Stockholder:

c/o Conrad von Bibra
1415 Milan Avenue
South Pasadena, CA 91030

With a copy to:

Haddan & Zepfel LLP
500 Newport Center Drive
Suite 580
Newport Beach, CA 92660
Attention: Robert J. Zepfel
Facsimile Number: (949) 706-6060
e-mail: rjz@haddanzepfel.com
     11.2 Entire Agreement. This Agreement and the schedules and exhibits hereto constitute the exclusive statement of the agreement among Buyer and Seller concerning the subject matter hereof, and supersedes all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.
     11.3 Modification. No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.
     11.4 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Parent, Buyer, Seller, and the Key Stockholders, and their respective successors and permitted assigns.
     11.5 Headings. The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.
     11.6 Number and Gender; Inclusion. Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular. In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.”
     11.7 Counterparts. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile or other copy of a signature shall be deemed an original for purposes of this Agreement.
     11.8 Third Parties. Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder. Buyer Indemnitees who are not otherwise parties to this Agreement shall be third party beneficiaries of this Agreement.
     11.9 Time Periods. Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.
     11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its conflicts or choice of law principles.
     11.11 Dispute Resolution.
          (a) Each party is required to notify the other parties, in writing, of any dispute, claim, or controversy arising out of this Agreement. As to all disputes, the parties shall provide notice in the form of a written description of the basis for the dispute and the remedy sought, delivered in accordance with Section 11.1. If, within thirty days after delivery of the notice, the parties are unable to resolve the dispute, then any party may submit the dispute to binding arbitration.
          (b) Subject to Sections 2.3(g) and (h), any dispute, claim, or controversy arising out of this Agreement which cannot be resolved by the parties, including but not limited to claims made pursuant to Article 8, shall be determined by binding arbitration conducted by one arbitrator and administered by Judicate West, pursuant to the American Arbitration Association Commercial Arbitration Rules then in effect except to the extent those Rules conflict with any provision of this section. If, within thirty days after submission of any dispute to arbitration, the parties cannot mutually agree on one Judicate West arbitrator, then the parties shall arrange for Judicate West to designate a single arbitrator according to the process set forth in the American Arbitration Association Commercial Arbitration Rules.
          (c) Any such arbitration shall be held in Los Angeles, California. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. In an arbitration regarding a claim for indemnity under Article 8, the decision of the arbitrator as to the validity and amount of such indemnification claim shall be subject to the limitations set forth in this Agreement and final, binding, and conclusive upon the parties. In an arbitration to resolve any other dispute, claim, or controversy arising out of this Agreement, the decision of the arbitrator shall be final, binding, and conclusive upon the parties.

          (d) The decision of the arbitrator shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. As part of such award, the prevailing party (as determined by the arbitrator) shall be awarded legal fees and expenses incurred in conjunction with the dispute and the losing party shall be required to pay the arbitrator’s fees and the administrative fee of Judicate West. All payments required by the decision of the arbitrator shall be made within thirty days after the decision of the arbitrator is rendered. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.
          (e) The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, Parent, Buyer, Seller and the Key Stockholders have executed and delivered this Asset Purchase Agreement as of the date first written above.

PARENT:

PEERLESS SYSTEMS CORPORATION

By:
Name: Richard L. Roll
Title: Chief Executive Officer

BUYER:

PEERLESS DOCUMENT MANAGEMENT CORPORATION

By:
Name: Richard L. Roll
Title: Chief Executive Officer

SELLER:

PRISM SOFTWARE CORPORATION

By:
Name:
Title:

(solely for purposes of Sections 3.30 and 7.2)
KEY STOCKHOLDERS:

CARL VON BIBRA

CONRAD VON BIBRA

Exhibit Index

Exhibit A	-	Escrow Agreement
Exhibit B	-	Bill of Sale
Exhibit C	-	Assignment and Assumption Agreement
Exhibit D	-	Legal Opinion
Schedule Index*

Schedule 2.4	-	Earnout Consideration Examples
Schedule 3.3	-	Consents
Schedule 3.5	-	Jurisdictions and Powers of Attorney
Schedule 3.7	-	Financial Statements
Schedule 3.9	-	Conduct of Business and Material Events
Schedule 3.10	-	Taxes
Schedule 3.11	-	Employees
Schedule 3.12	-	Employee Benefit Plans
Schedule 3.14	-	Permits and Compliance with Laws
Schedule 3.15	-	Real and Personal Properties
Schedule 3.16	-	Intellectual Property
Schedule 3.17	-	Business Contracts
Schedule 3.18	-	Litigation
Schedule 3.19	-	Product Warranty and Product Liability
Schedule 3.20	-	Customers
Schedule 3.21	-	Insurance
Schedule 3.22	-	Indebtedness
Schedule 3.23	-	Related Person Transactions
Schedule 3.25	-	Brokerage
Schedule 5.1(l)	-	Required Consents
Schedule 8.1(e)	-	Deferred Maintenance, Training and Professional Service Revenue Contracts
*All exhibits and schedules have been omitted in reliance upon Item 601(b)(2) of Regulation S-K. Peerless Systems Corporation agrees to furnish the SEC, supplementally, with a copy of any omitted schedule upon request.